Exhibit 10.1

Execution Version

UNCOMMITTED

MASTER REPURCHASE AGREEMENT

Dated as of September 14, 2026

between

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK BRANCH

as Buyer,

and

AB CRE PDF LENDING VI LLC,

as Seller

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ANNEXES AND EXHIBITS

EXHIBIT I	Names and Addresses for Communications between Parties
EXHIBIT II	Form of Confirmation Statement
EXHIBIT III	Authorized Representatives of Seller
EXHIBIT IV	Form of Power of Attorney
EXHIBIT V	Representations and Warranties Regarding Each Individual Purchased Asset
EXHIBIT VI	Asset Information
EXHIBIT VII	Advance Procedures
EXHIBIT VIII	Form of Margin Deficit Notice
EXHIBIT IX	Form of Release Letter
EXHIBIT X	Form of Covenant Compliance Certificate
EXHIBIT XI	Form of Bailee Letter
EXHIBIT XII	Form of Notice to Mortgagor
EXHIBIT XIII	Form of Servicer Notice

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UNCOMMITTED MASTER REPURCHASE AGREEMENT

UNCOMMITTED MASTER REPURCHASE AGREEMENT, dated as of September 14, 2026 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between SUMITOMO MITSUI BANKING CORPORATION, NEW YORK BRANCH (including any successors and assigns thereto, “Buyer”) and AB CRE PDF LENDING VI LLC, a Delaware limited liability company (“Seller”).

SECTION 1

APPLICABILITY

Subject to the terms of the Transaction Documents, from time to time during the Revolving Period, the parties hereto may enter into transactions in which Seller will sell to Buyer all of Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Collateral (as defined herein) (collectively, the “Assets”), on a servicing-released basis against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to re-sell back to Seller, and by Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by Seller and Buyer, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Buyer to engage in Transactions but sets forth the requirements under which Buyer would consider entering into Transactions from time to time. At no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Buyer.

SECTION 2

DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below.

“A-Note” shall mean a senior or pari passu senior Mortgage Note evidencing a senior position in a Mortgage Loan.

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i).

“Acceptable Attorney” shall mean an attorney acceptable to Buyer in Buyer’s sole discretion that has delivered at Seller’s request a Bailee Letter.

“Accepted Servicing Practices” with respect to any Purchased Asset, shall have the meaning set forth in the Servicing Agreement or, if not defined therein, shall mean those commercial mortgage loan servicing practices of prudent commercial mortgage lending institutions that service commercial mortgage loans of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean The Huntington National Bank, or any successor appointed by Buyer in its sole discretion.

“Account Control Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the Closing Date, among Buyer, Seller and Account Bank with respect to the Collection Account, as same may be amended, modified and/or restated from time to time.

“Act of Insolvency” shall mean, with respect to any Person:

(a) that such Person shall generally fail to, or admit in a non-privileged writing its inability to, pay its debts as they become due; or

(b) a proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other Insolvency Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding (i) is consented to, solicited by, colluded with or not timely contested by such Person, or (ii) shall remain unstayed and in effect for a period of sixty (60) days; or

(c) the commencement or authorization by such Person of a voluntary case under any applicable bankruptcy, insolvency or other Insolvency Law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any Insolvency Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(d) with respect to which any Governmental Authority, or agency or any person, agency or entity acting or purporting to act under Governmental Authority, shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person; or

(e) such Person or any Affiliate shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c) or (d).

“Advance Rate” shall have the meaning specified in the Fee Letter.

“Affiliate” shall mean, with respect to any Person, (a) any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person or (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agreement” shall have the meaning specified in the introductory paragraph hereof.

“AllianceBernstein” shall mean AllianceBernstein Corporation, a Delaware corporation.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any Seller Party is located or doing business.

“Anti-Money Laundering Laws” means applicable law in any jurisdiction in which any Seller Party is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Asset Information” shall mean, with respect to any Purchased Asset, the information specified in Exhibit VI attached hereto to the extent applicable to such Purchased Asset.

“Asset Schedule and Exception Report” shall have the meaning specified in the Custodial Agreement.

“Assets” shall have the meaning specified in Section 1.

“Bailee” shall mean an Acceptable Attorney or a title company acceptable to Buyer in its sole discretion that has executed and delivered in favor of Bailee Letter to Buyer.

“Bailee Letter” shall mean a letter substantially in the form attached hereto as Exhibit XI from a Bailee, or otherwise in form and substance acceptable to Buyer in its sole discretion.

“Bail-In Action” shall have the meaning specified in Section 32 hereof.

“Bail-In Legislation” shall have the meaning specified in Section 32 hereof.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as amended from time to time.

“Base Rate” means for any Transaction a per annum rate equal to the greater of (i) the Federal Funds Rate plus 0.50% and (y) the Prime Rate. For purposes of determining the Base Rate, the Base Rate shall be reset daily based upon changes in the Federal Funds Rate or the Prime Rate, as applicable.

“Benchmark” means, (i) initially and continuing unless and until replaced by a Benchmark Replacement pursuant to Section 6(b) hereof, Term SOFR and (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then the applicable “Benchmark” means the Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 6(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (A) the alternate benchmark rate that has been selected by Buyer as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar- denominated commercial mortgage loan repurchase facilities or similar agreements at such time and (B) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as determined pursuant to this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated commercial mortgage loan repurchase facilities or similar agreements.

“Benchmark Replacement Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement or Base Rate, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” “Business Day,” “Pricing Rate Determination Date,” “Pricing Rate Period,” “Remittance Date,” “U.S. Government Securities Business Day,” timing and frequency of determining rates, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Buyer reasonably decides is necessary to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement or Base Rate and to permit the administration thereof by Buyer in a manner substantially consistent with market practice for Dollar-denominated commercial real estate mortgage loan repurchase facilities with similarly situated counterparties and wherein Buyer has a similar contractual right (or, if Buyer reasonably decides that adoption of any portion of such market practice is not administratively feasible or if Buyer reasonably determines that no market practice for the administration of Term SOFR or such Benchmark Replacement or Base Rate exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark as determined by Buyer pursuant to a written notice to Seller:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Date in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Date for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to such Benchmark (or the published component used in the calculation thereof). No Benchmark Replacement Date shall have occurred or be deemed to have occurred unless notice of the same shall have been provided by Buyer to Seller.

“Benchmark Replacement Rate Transaction” shall mean any Transaction at such time as the Pricing Rate thereon accrues at a rate of interest based upon any Benchmark other than the Term SOFR Reference Rate.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) are no longer, or will not be as of a specified future date, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 6(b) or otherwise at any time that either (x) adequate and reasonable means do not exist for ascertaining the then-current Benchmark or (y) there exists the adoption of any Requirement of Law or any change therein or in the interpretation or application thereof that makes it unlawful for Buyer to maintain a Transaction at the then current Benchmark or there otherwise is any change in law that Buyer determines (which determination shall be conclusive and binding for all purposes absent manifest error) prohibits, restricts or limits the use of such Benchmark as contemplated hereunder, unless, in either case (as applicable) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 6(b).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation in a form as agreed to by Buyer.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Breakage Costs” shall have the meaning specified in Section 26(b).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall have the meaning specified in the introductory paragraph hereof.

“Buyer Compliance Policy” shall mean any corporate policy of Buyer or of any corporate entity Controlling Buyer related to the compliance by Buyer or such corporate entity or any of Buyer’s or such corporate entity’s Affiliates with any Requirement of Law and/or any request or directive by any Governmental Authority (whether or not having the force of law) and/or any proposed law, rule or regulation, including without limitation any policy of Buyer or any such corporation to comply with rules in proposed form or otherwise not yet in effect or to adhere to standards or other requirements in excess of those that would be required by any Requirement of Law.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all membership or other equivalent interests (certificated or uncertificated) in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Cause” shall have the meaning specified in Section 13(xiii).

“Change of Control” shall mean the occurrence of any of the following events:

(a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock having aggregate voting powers of 50% or more of all the voting powers of all Capital Stock of Guarantor, entitled to vote generally in the election of directors, members or partners;

(b) the board of directors of Guarantor shall cease to consist solely of employees or Affiliates of Manager or its Affiliates;

(c) Guarantor shall cease to directly or indirectly own and Control, of record and beneficially, 100% of the Capital Stock of Pledgor and Seller;

(d) AllianceBernstein shall cease to be the sole general partner of Manager;

(e) Manager or an Affiliate of Manager shall cease to act as the investment manager for Guarantor pursuant to a management agreement; or

(f) Pledgor shall cease to own directly 100% of the Capital Stock of, and Control, Seller.

“Closing Date” shall mean September __, 2026.

“Collateral” shall have the meaning specified in Section 7(a).

“Collection Account” shall have the meaning specified in Section 5(c).

“Committed Future Advance Amounts” shall mean, with respect to each Committed Future Advance Purchased Asset, an amount equal to the Advance Rate multiplied by the remaining future advances for such Committed Future Advance Purchased Asset.

“Committed Future Advance Purchased Asset” shall mean any Purchased Asset that is a Future Advance Purchased Asset which is indicated as “Committed Future Advance Purchased Asset” in the applicable Confirmation.

“Confidential Information” shall have the meaning specified in Section 33(a).

“Confirmation” shall have the meaning specified in Section 3(c)(vii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit X hereto.

“Credit Event” shall have the meaning specified in the Fee Letter.

“Custodial Agreement” shall mean the Custodial Agreement, dated on or about the Closing Date, by and among Custodian, Seller and Buyer, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“Custodial Delivery” shall have the meaning specified in the Custodial Agreement.

“Custodian” shall mean Computershare Trust Company, N.A., or any successor custodian appointed by Buyer in its sole discretion.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Default Threshold” shall have the meaning specified in the Fee Letter.

“Defaulted Asset” shall mean any Purchased Asset or, in the case of any Purchased Asset that is a Senior Interest or Mezzanine Loan, the related Mortgage Loan: (a) as to which a monetary default with respect to non-payment of principal, interest, fees or other amounts shall have occurred and be continuing beyond any applicable notice or cure period under the terms of the related Purchased Asset Documents, (b) if such Purchased Asset is a Future Advance Purchased Asset, with respect to which any co-participant or any other Person having an interest in such Purchased Asset or any related Mortgaged Property that is pari passu with, or senior to, the right of payment or priority with the rights of Buyer in such Purchased Asset is thirty (30) days (or, in the cases of payments due at maturity, one (1) day) or more delinquent under the terms of the related Purchased Asset Documents or other asset documentation, (c) for which any of the Purchased Asset Representations with respect to such Purchased Asset are untrue or incorrect in any material respect (other than (i) those specifically disclosed in writing in the related Requested Exceptions Report that has been approved by Buyer in writing as set forth in the related

Confirmation or (ii) any breach of a MTM Representation), (d) as to which a non-monetary default under the related Purchased Asset Documents shall have occurred and be continuing beyond any applicable notice or cure period in each case, without regard to any Material Modifications other than those that were disclosed in writing to Buyer prior to the related Purchase Date or consented to in writing by Buyer, (e) as to which any Act of Insolvency has occurred with respect to the Mortgagor, guarantor, sponsor or other obligor with respect to any Purchased Asset or any Person having a controlling interest in any Purchased Asset or any related Mortgaged Property that is pari passu with, or senior to, the right of payment or priority of Buyer with respect thereto, (f) with respect to which there has been a Material Modification other than as consented to in writing by Buyer in accordance with the terms of this Agreement or (g) for which Seller or Servicer has received notice of the foreclosure, or proposed foreclosure of any material Lien on the related Mortgaged Property or there has been any taking or acceptance of a deed in lieu with respect to the related Mortgaged Property; provided that with respect to any Senior Interest or Mezzanine Loan, in addition to the foregoing, such Senior Interest or Mezzanine Loan will also be considered a Defaulted Asset to the extent that the related Mortgage Loan would be considered a Defaulted Asset pursuant to this definition.

“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division” shall mean the division of a Dividing LLC into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.

“Division LLC” shall mean a surviving company, if any, and each resulting company, in each case that is the result of a Division.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Due Diligence Package” shall have the meaning specified in Exhibit VII of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Section 3(d).

“EEA Financial Institution” shall have the meaning specified in Section 32 hereof.

“EEA Member Country” shall have the meaning specified in Section 32 hereof.

“EEA Resolution Authority” shall have the meaning specified in Section 32 hereof.

“Effective Advance Rate” shall mean, with respect to any Purchased Asset as of any date of determination, the percentage obtained by dividing the outstanding Purchase Price of such Purchased Asset by the unpaid principal balance of such Purchased Asset, as of such date.

“Eligible Asset” shall mean

(a) a Mortgage Loan that is performing as of the related Purchase Date, (b) a senior Participation Interest in a Mortgage Loan that is performing as of the related Purchase Date and is evidenced by a Participation Certificate, (c) an A-Note representing the most senior interest in an A/B structure or the controlling pari passu interest in the most senior interests in a senior pari passu structure that, in each case, evidences an interest in a Mortgage Loan that is performing as of the related Purchase Date or (d) a Mezzanine Loan with respect to which the related Mortgage Loan is also a Purchased Asset, in each case that:

(i) is approved by Buyer in its sole and absolute discretion as of the Purchase Date;

(ii) pays interest at a floating rate based on SOFR (or a replacement index implemented in accordance with the Purchased Asset Documents);

(iii) is not a Defaulted Asset as of the related Purchase Date;

(iv) has a maximum tenor of five (5) years, including all extensions available under the Purchased Asset Documents; and

(v) has an applicable Qualified Appraisal that is (A) dated within 180 days of the related Purchase Date or (B) acceptable to Buyer in its sole and absolute discretion.

provided that land loans, construction loans, participation interests in Mortgage Loans that are not the most senior participation interest (or pari passu with the most senior participation interest) in such Mortgage Loan, Mortgage Notes that are not A-Notes and Mezzanine Loans shall not be Eligible Assets (unless the related senior participation interest(s), A-Notes or Mortgage Loans are also Purchased Assets) and provided further that any Mortgage Loan, Senior Interest or Mezzanine Loan with respect to which the Seller or any of its Affiliates owns, directly or indirectly, any related preferred equity or other equity interest in the related Mortgagor or any of its Affiliates, shall not be an Eligible Asset.

“Eligible Property Types” shall mean office, retail, industrial, hospitality, multi-family, self-storage or properties made up of any combination of the foregoing or any other property types approved by Buyer in its sole discretion. The Eligible Property Type criteria set forth herein may be revised by Buyer in its sole and absolute discretion with respect to any new Eligible Assets proposed to be purchased by the Buyer under this Agreement.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning

and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” shall mean, with respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“Equity Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the Closing Date, by Pledgor in favor of Buyer, in form and substance acceptable to Buyer in its sole discretion, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (a) described in Section 414(b) or (c) of the Internal Revenue Code of which a Seller Party is a member and (b) solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which a Seller Party is a member.

“EU Bail-In Legislation Schedule” shall have the meaning specified in Section 32 hereof.

“Event of Default” shall have the meaning specified in Section 14(a).

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Repurchase Obligations pursuant to a law in effect on the date on which Buyer (i) acquires such interest in the Repurchase Obligations or (ii) changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 30 of this Agreement, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 30(d) of this Agreement and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning specified in the Fee Letter.

“Extension Fee” shall have the meaning specified in the Fee Letter.

“Facility Limit” shall mean $500,000,000.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.

“FDIA” shall have the meaning specified in Section 22(c).

“FDICIA” shall have the meaning specified in Section 22(d).

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Buyer from three (3) federal funds brokers of recognized standing selected by it; provided, that such selected brokers shall be the same brokers as selected for all of Buyer’s other repurchase customers where the Federal Funds Rate is to be applied, to the extent such brokers are available; and provided, further, that, in no event will the Federal Funds Rate be less than the applicable Floor.

“Fee Letter” shall mean the Fee and Pricing Letter between Seller and Buyer dated as of the Closing Date, or any successor agreement thereto approved by Buyer in its sole discretion, as same may be amended, modified and/or restated from time to time.

“Filings” shall have the meaning specified in Section 7(b).

“Financial Statements” shall mean (a) the audited consolidated balance sheets and the related consolidated statements of income, retained earnings and cash flows for Seller and/or Guarantor for the applicable fiscal year, setting forth in each case in comparative form the figures for the previous year and (b) the management certified consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows for Seller and/or Guarantor for the applicable quarterly period(s).

“Floor” shall mean, with respect to any Purchased Asset, the greater of (a) zero and (b) such higher amount as may be specified with respect to any Transaction in the related Confirmation.

“Fundamental Representations” shall mean each of the representations and warranties set forth as: (i) representations in clauses (a), (b), (c), (d), (h), (m) (with respect to the first sentence only), (n), (q), (u), (v), (aa) (other than with respect to the first paragraph), (cc) (other than with respect to a tenant) and (ii) (with respect to the first sentence only), each as set forth on Exhibit V-A hereto; (ii) representations in clauses (a), (b), (c), (d), (h), (m) (with respect to the first sentence only), (n), (q), (t), (u), (v), (aa), (cc) (other than with respect to a tenant) and (ii) (with respect to the first sentence only), each as set forth on Exhibit V-B hereto; and (iii) representations in clauses (a), (b), (c), (d), (h), (m) (with respect to the first sentence only), (n), (q), (t), (u), (v), (aa), (cc) (other than with respect to a tenant) and (ii) (with respect to the first sentence only), each as set forth on Exhibit V-C hereto.

“Funding Fee” shall have the meaning specified in the Fee Letter.

“Future Advance Purchased Asset” shall mean any Purchased Asset approved by Buyer, in its sole and absolute discretion, with respect to which less than the full principal amount of the related Mortgage Loan is funded at origination and Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances in the future to the related Mortgagor. For the avoidance of doubt, other than with respect to Committed Future Advance Purchased Assets, Buyer shall be under no obligation to make any additional advances under any Future Advance Purchased Asset.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“GLB Act” shall have the meaning specified in Section 33(a).

“Governing Documents” shall mean, with respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership agreement, limited liability company agreement, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents.

“Governmental Authority” shall mean any national or federal government, any state, regional, local, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission or other Person (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) over any Seller Party or Buyer, as applicable.

“Guarantor” shall mean AB Commercial Real Estate Private Debt Fund, LLC, a Delaware limited liability company.

“Guaranty” shall mean the Guaranty, dated as of the Closing Date, from Guarantor in favor of Buyer, in form and substance acceptable to Buyer in its sole discretion, as the same may be amended, modified and/or restated from time to time, and/or any replacement guaranty approved by Buyer.

“Income” shall mean, with respect to any Purchased Asset at any time, (a) any collections or receipts of principal, interest, dividends, receipts or other distributions or collections or any other amounts related to such Purchased Asset other than (i) escrow or reserve amounts held pursuant to the terms of the related Purchased Asset Documents unless and until released to Seller in accordance with the terms thereof, (ii) base servicing fees permitted to be retained by the related Servicer pursuant to the Servicing Agreement and the Servicer Notice and (iii) origination fees and expense deposits paid by the Mortgagor in connection with the origination and closing of the Purchased Asset or any reimbursement from the Mortgagor for Seller’s out-of-pocket costs and expense and, and (b) all net sale proceeds received by Seller or any Affiliate of Seller in connection with a sale or liquidation of such Purchased Asset.

“Indebtedness” of any Person means, without duplication, (a) all obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person, (i) Indebtedness of general partnerships of which such Person is secondarily or contingently liable, whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise, (j) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement, (k) all Indebtedness of others guaranteed by such Person, (l) all capital lease obligations of such Person, (m) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit or similar instruments and letters of guaranty and (n) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Amounts” and “Indemnified Parties” shall each have the respective meanings specified in Section 26(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller, Pledgor or Guarantor under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Corporate Research, Ltd., National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, or Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, another nationally recognized company reasonably acceptable to Buyer, in each case that is not an Affiliate of Seller or Pledgor and that provides professional independent directors, independent managers and/or other corporate services in the ordinary course of its business, and which individual is duly appointed as Independent Director or Independent Manager of Seller or Pledgor, as applicable, and is not, has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:

(a) a member, partner, equity holder, manager, director, officer or employee of Seller, Pledgor, or any of their respective equity holders or Affiliates (other than as an Independent Director or Independent Manager of Seller or Pledgor or an Affiliate of Seller or Pledgor that does not own a direct or indirect ownership interest in Seller or Pledgor and that is required by a creditor to be a single purpose entity, provided however that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers);

(b) a creditor, supplier or service provider (including a provider of professional services) to Seller, Pledgor or any of their respective equity holders or Affiliates (other than through a nationally-recognized company that routinely provides professional Independent Directors, Independent Managers and/or other corporate services to Seller, Pledgor, or any of their respective equity holders or Affiliates in the ordinary course of business);

(c) a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person who controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c).

An individual who otherwise satisfies the preceding definition and satisfies subparagraph (a) by reason of being the Independent Director or Independent Manager of a single purpose entity affiliated with Seller or Pledgor that does not own a direct or indirect ownership interest in Seller or Pledgor shall be qualified to serve as an Independent Director or Independent Manager of Seller or Pledgor if the fees that such individual earns from serving as Independent Director or Independent Manager of Affiliates of Seller or Pledgor in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Initial Maturity Date” shall have the meaning specified in the definition of “Maturity Date”.

“Insolvency Law” shall mean any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment Company Act” shall mean the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to any Person as of any date of determination, the then-current actual (as distinguished from imputed or constructive) knowledge of (a) the officers and employees of such Person or its Affiliates who, in each case, have responsibility for any day-to-day decision making, policy making or the legal, operational or financial affairs of such Person; or (b) with respect to any representations, warranties, certifications or statements with respect to any Purchased Asset, the actual knowledge of employees and officers of Seller or any Affiliate of Seller who have responsibility for the origination or acquisition, as applicable, underwriting, asset management, servicing or sale of such Purchased Asset. Any derivatives of the word “Knowledge,” including, without limitation, “Know,” “Knew,” “Known,” “Knowingly,” or otherwise shall have meanings correlative thereto.

“Lien” shall mean any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, filing of any financing statement under the UCC or any similar filing under comparable laws of any other jurisdiction, or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“LTV Margin Threshold Amount” shall mean, with respect to any Purchased Asset as of any date, the product of (a) the applicable Maximum Look-Through LTV % and (b) the Property Market Value of the related Mortgaged Property securing such Purchased Asset as of such date (or for any Purchased Asset that is a Participation Interest or an A-Note, the product of (x) the applicable Maximum Look-Through LTV %, (y) the Property Market Value of the related Mortgaged Property securing such Purchased Asset as of such date and (z) the Advance Rate for such Purchased Asset).

“Manager” shall mean AllianceBernstein L.P., a Delaware limited partnership.

“Mandatory Early Repurchase Deadline” shall have the meaning specified in the Fee Letter.

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Asset (a) such Purchased Asset is determined by Buyer, in its sole discretion, to no longer be an Eligible Asset, (b) such Purchased Asset is determined by Buyer, in its sole discretion, to be a Defaulted Asset, (c) [reserved], (d) such Purchased Asset fails to qualify for safe harbor treatment under the Bankruptcy Code, (e) in respect of which the complete Purchased Asset File has not been delivered to the Custodian in accordance with the terms of this Agreement and the Custodial Agreement, (f) in respect of which all or any material portion of the Purchased Asset Files has been released from the possession of the Custodian under the Custodial Agreement to the Seller for a period in excess of the time period permitted under the Custodial Agreement or (g) in respect of which any other event or condition designated as a Mandatory Early Repurchase Event in the applicable Confirmation for such Purchased Asset has occurred.

“Margin Deadline” shall have the meaning specified in the Fee Letter.

“Margin Deficit” shall mean, for any Purchased Asset as of any date, the excess, if any, equal to the positive difference (if any) between (a) the outstanding Purchase Price for such Purchased Asset as of such date minus (b) the LTV Margin Threshold Amount for such Purchased Asset as of such date.

“Margin Deficit Notice” shall have the meaning specified in Section 4(a) of this Agreement.

“Margin Excess” shall mean, for any Purchased Asset as of any date, the excess, if any, equal to the positive difference (if any) between (a) the LTV Margin Threshold Amount for such Purchased Asset as of such date minus (b) the outstanding Purchase Price for such Purchased Asset.

“Margin Excess Requirements” shall mean requirements that will be satisfied as of any date of determination if Buyer has determined in its sole discretion that: (a) no Default, Event of Default, Material Adverse Effect or Margin Deficit (except as such Margin Deficit would be cured in its entirety by the application of such Margin Excess) has occurred and is continuing, or will result from any proposed Transaction or application of Margin Excess, (b) Seller has satisfied all conditions precedent that are otherwise applicable to prospective Transactions under this Agreement, (c) Guarantor is in full compliance with all of the financial covenants and all of the other obligations of Guarantor, as set forth in the Guaranty, and (d) the request for Margin Excess will not cause the outstanding Purchase Price of the related Purchased Asset, after giving effect to such request for Margin Excess, to exceed the Purchase Price for such Purchased Asset as of the related Purchase Date therefor.

“Margin Threshold” shall have the meaning specified in the Fee Letter.

“Market Disruption Event” shall mean an event which results in (i) the effective absence of, or a material adverse change in, the market for repurchase facilities or other related lending facilities for purchasing (subject to repurchase) or otherwise financing debt obligations secured by commercial mortgage loans or securities, which event, in each case, affects such markets generally, (ii) Buyer’s not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates that would have been reasonable prior to the occurrence of such event or events and (iii) Buyer not actively participating in the business of entering into new facilities for the financing of commercial mortgage loans through the repurchase facility market or related lending market with similarly situated counterparties to Seller. Any determination that a Market Disruption Event has occurred shall be made by Buyer in its sole discretion.

“Market Value” shall mean, with respect to any Purchased Asset, as of any relevant date, the market value at which such Purchased Asset could be sold to an unaffiliated third party purchaser on such date on arm’s length terms, as determined by Buyer in its sole discretion, provided that such market value shall in no event be greater than the Principal Balance of such Purchased Asset as of such date of determination.

“Material Action” shall have the meaning specified in Section 13(xiv).

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, condition (financial or otherwise), assets or operations of the applicable Seller Party, (b) the ability of any Seller Party to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents, (d) the rights and remedies of Buyer under any of the Transaction Documents or (e) the timely payment of any amounts payable under the Transaction Documents.

“Material Modification” shall mean any waiver, modification or amendment of the terms of any Purchased Asset or Purchased Asset Document, the granting of any lender consent or approval under any Purchased Asset Documents or any other action taken pursuant to or with respect to the Purchased Asset or a Purchased Asset Document, which:

(i) modifies, consents to a modification or waives any monetary term or any material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs) of a Purchased Asset (other than ministerial or administrative modifications, amendments or waivers);

(ii) waives a “due-on-sale” or “due-on encumbrance” clause with respect to a Purchased Asset or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Purchased Asset Documents;

(iii) involves any forbearance or standstill from exercising remedies;

(iv) involves any exercise of remedies, foreclosure or acceptance of a deed-in-lieu thereof (provide that the delivery of a notice of default or reservation of rights letter shall not be deemed an exercise of remedies for purposes of this clause (iv));

(v) releases any collateral or accepts any substitution or addition of collateral for a Purchased Asset or any consent to either of the foregoing, other than as required pursuant to the express terms of the related Purchased Asset Documents and for which there is no lender discretion; and

(vi) approves any single-tenant leases or leases relating to twenty-five percent (25%) or more of the rentable space of the related mortgaged property.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, or pollutants and contaminants defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maturity Date” shall mean September 14, 2029 or the immediately succeeding Business Day, if such date shall not be a Business Day (the “Initial Maturity Date”), or such later date as may be in effect pursuant to Section 3(j) hereof. For the sake of clarity, the Maturity Date shall not be any date beyond the Term Out Date.

“Maturity Date Extension Conditions” shall have the meaning specified in Section 3(i).

“Maximum Look-Through LTV %” shall mean, with respect to any Purchased Asset, the sum of (i) the Purchase Date Look-Through LTV % and (ii) five percent (5%).

“Mezzanine Loan” shall mean a mezzanine loan secured by pledges of 100% of the Equity Interests of the Mortgagor or an Affiliate of the Mortgagor under the related Mortgage Loan.

“Mezzanine Loan Documents” shall mean, with respect to any Mezzanine Loan, those documents executed in connection with and/or evidencing or governing such Mezzanine Loan, including, without limitation, the related intercreditor agreement, any co-lender agreement and all similar agreements, the Mortgage Loan Documents for the related Mortgage Loan, and any other documents that are required to be delivered to Custodian under the Custodial Agreement.

“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of Mezzanine Loan indebtedness.

“Mezzanine Related Mortgage Asset” shall mean an Eligible Asset or a Purchased Asset for which one or more related Mezzanine Loans exist and with respect to which the principal balance of such Mezzanine Loan(s) remains outstanding.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in (i) fee simple in real property and the improvements thereon or (ii) a ground lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more Eligible Property Types.

“Mortgage Loan Documents” shall mean, with respect to any Mortgage Loan, those documents executed in connection with and/or evidencing or governing such Mortgage Loan, including, without limitation, those that are required to be delivered to Custodian under the Custodial Agreement.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean, in the case of (a) a Mortgage Loan, the mortgaged property securing such Mortgage Loan, (b) a Senior Interest, the mortgaged property, directly or indirectly, securing the Mortgage Loan in which such Senior Interest represents an interest, and (c) a Mezzanine Loan, the mortgaged property and all other collateral owned by the Person whose Equity Interest is pledged as collateral security for such Mezzanine Loan, as applicable.

“Mortgagor” shall mean, with respect to (a) a Mortgage Loan, the obligor on a Mortgage Note and the grantor of the related Mortgage, (b) a Senior Interest, the obligor on a Mortgage Note and the grantor of the related Mortgage on the Mortgage Loan related to such Senior Interest and (c) a Mezzanine Loan, the obligor on a Mezzanine Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“MTM Representations” shall mean each of the representations and warranties set forth as: (a) representations in clauses (k), (s), (t), (v) (to the extent any breach of such representations do not have a material adverse effect on insurance coverage maintained with respect to the Mortgaged Property and do not result in a termination, cancellation or lapse of any insurance coverage), (aa) (solely to the extent that any Environmental Condition (as defined therein) is remediated or abated within 60 days and so long as such breach does not result in a material adverse effect on use, occupancy or the value of such Mortgaged Property), (ll) (clause (c)) and (qq), each as set forth on Exhibit V-A hereto; (b) representations in clauses (k), (s), (t), (v) (to the extent any breach of such representations do not have a material adverse effect on insurance coverage maintained with respect to the Mortgaged Property and do not result in a termination, cancellation or lapse of any insurance coverage), (aa) (solely to the extent that any Environmental Condition (as defined therein) is remediated or abated within 60 days and so long as such breach does not result in a material adverse effect on use, occupancy or the value of such Mortgaged Property), (ll) (clause (c)) and (qq), each as set forth on Exhibit V-B hereto; and (c) representations in clauses (k), (s), (t), (v) (to the extent any breach of such representations do not have a material adverse effect on insurance coverage maintained with respect to the Mortgaged Property and do not result in a termination, cancellation or lapse of any insurance coverage), (aa) (solely to the extent that any Environmental Condition (as defined therein) is remediated or abated within 60 days and so long as such breach does not result in a material adverse effect on use, occupancy or the value of such Mortgaged Property), (ll) (clause (c)) and (qq), each as set forth on Exhibit V-C hereto.

“Non-Qualifying Margin Excess” shall mean, for any Purchased Asset as of any date, the amount of any reduction of the Purchase Price of such Purchased Asset made by Seller pursuant to Section 3(d) that has not been redrawn by Seller pursuant to Section 3(e) within thirty (30) days after the date of such reduction. Notwithstanding anything to the contrary contained herein, the amount of any Non-Qualifying Margin Excess shall not be deemed to be “Margin Excess” for any purposes hereunder.

“Notice to Mortgagor” shall mean a notice, substantially in the form of Exhibit XII to this Agreement, which Buyer may send or cause to be sent to each Mortgagor of a Purchased Asset subject to a Transaction in any case only following the occurrence and during the continuance of an Event of Default.

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising as a result of Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, or received or perfected a security interest under any Transaction Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” shall have the meaning specified in Section 19(e).

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a senior or pari passu senior participation interest in a Mortgage Loan evidenced by a Participation Certificate.

“Patriot Act” shall have the meaning specified in Section 30(i).

“Permitted REIT Distributions” shall mean distributions made by Seller in order for any indirect parent entity of Seller to maintain its status as a REIT and to avoid entity level taxes under the Code (including under Section 4981 of the Code) in an amount up to the minimum amount required in order for such entities to maintain their status as a REIT and to avoid entity level taxes under the Code, including under Section 4981 of the Code).

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV or Section 302 of ERISA or Section 412 of the Internal Revenue Code.

“Pledged Collateral” shall mean the “Pledged Collateral” as defined in the Equity Pledge Agreement.

“Pledgor” shall mean AB CRE PDF Lending VI Pledgor LLC, a Delaware limited liability company.

“Price Differential” shall mean, with respect to any Purchased Asset and any Pricing Rate Period, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the daily outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the applicable Pricing Rate Period.

“Pricing Rate” shall mean, for any Pricing Rate Period and any Transaction:

(A) an annual rate equal to the sum of (i) the Benchmark and (ii) the relevant Pricing Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset, and

(B) during the continuance of an Event of Default, the amount specified in clause (A) plus five percent (5%).

The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Section 6(b) or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period, (1) if the Benchmark is Term SOFR, the second (2nd) U.S. Government Securities Business Day preceding the first day of such Pricing Rate Period and (2) if the Benchmark is not Term SOFR, the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided however that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset (or, if the Purchased Asset relating to such Transaction is not repurchased on the Repurchase Date therefor, such later date on which the Purchased Asset is actually repurchased).

“Pricing Spread” shall have the meaning specified in the Fee Letter.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal from time to time as the “Prime Rate” in the United States. If The Wall Street Journal ceases to publish the “Prime Rate,” Buyer will select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Buyer will select a comparable interest rate index. The Prime Rate shall be determined by Buyer or its agent which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall the Prime Rate be less than the applicable Floor.

“Principal Balance” shall mean, for any Purchased Asset as of any date of determination, the lesser of (i) the then current outstanding principal balance of such Purchased Asset as of such date and (ii) the purchase price paid or to be paid by Seller or an Affiliate thereof for such Purchased Asset less all Principal Payments received thereon on or prior to such date.

“Principal Payment” shall mean, for any Purchased Asset, any amount applied to reduce the principal or other invested amount of such Purchased Asset, including, without limitation, (i) a scheduled principal payment or any principal prepayment, (ii) net insurance or net condemnation proceeds, to the extent received and applied to reduce the principal amount of the related Purchased Asset, or (iii) any net proceeds from any sale, refinancing, liquidation or other disposition of the underlying real property or interest relating to such Purchased Asset to the extent applied to reduce the principal amount of the related Purchased Asset.

“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“Prohibited Person” shall mean (a) any Person that is the subject or target of Sanctions; (b) any Person that is located, organized or resident in a country, region or territory that is, or whose government is, the subject or target of Sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria, the Donetsk People’s Republic, the Luhansk People’s Republic and the Crimea region of Ukraine); and (c) any Person owned or controlled by a Person described in clause (a) or (b).

“Prohibited Transferee” shall have the meaning specified in the Fee Letter.

“Property Market Value” shall mean, with respect to the Mortgaged Property securing any Purchased Asset as of any date, the as-is underlying value of such Mortgaged Property, as determined by Buyer in its sole good faith discretion.

“Purchase Agreement” shall mean any purchase agreement between Seller and any Transferor pursuant to which Seller purchased or acquired a Purchased Asset which is subsequently sold to Buyer hereunder.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Buyer purchases such Purchased Asset from Seller hereunder.

“Purchase Date Look-Through LTV %” shall mean, with respect to any Purchased Asset, a fraction (expressed as a percentage) (i) the numerator of which is the maximum Purchase Price of such Purchased Asset as of the Purchase Date therefor and (ii) the denominator of which is the Property Market Value of the related Mortgaged Property securing such Purchased Asset as of the Purchase Date (or for any Purchased Asset that is a Participation Interest or an A-Note, the product of (A) a fraction (expressed as a percentage) (1) the numerator of which is the Principal Balance of the related Mortgage Loan as of the Purchase Date and (2) the denominator of which is the Property Market Value of the related Mortgaged Property securing such Purchased Asset as of the Purchase Date and (B) the Advance Rate for such Purchased Asset).

“Purchase Price” shall mean, with respect to any Purchased Asset, a price which as of the date of purchase of such Purchased Asset shall be equal to the product of (i) the Advance Rate of such Purchased Asset multiplied by (ii) the Market Value of such Purchased Asset as of such date of purchase, which shall then be subsequently (a) reduced by any Margin Deficit paid by Seller with respect to such Purchased Asset, (b) reduced by any Principal Payments received with respect to such Purchased Asset that are paid to Buyer as specified in this Agreement, (c) reduced by any other payments made by Seller in reduction of the outstanding Purchase Price of such Purchased Asset, (d) increased by any advances actually funded by Buyer with respect to any Future Advance Purchased Asset pursuant to Section 3(g) and (e) increased by any Margin Excess applied by Buyer to satisfy any Margin Deficit with respect to any other Purchased Asset pursuant to Section 4(b) or advanced by Buyer with respect to such Purchased Asset pursuant to Section 4(e).

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Seller to Buyer in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller). A Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, individually or collectively, as the context may require, the related Mortgage Loan Documents, the related Senior Interest Documents and/or Mezzanine Loan Documents, including, without limitation, with respect to any Purchased Asset, all documents comprising the related Purchased Asset File for such Purchased Asset.

“Purchased Asset Event of Default” shall mean for any Purchased Asset, an “Event of Default” as defined in the Purchased Asset Documents for such Purchased Asset (or any such other similar term as is used in such documents).

“Purchased Asset File” shall mean, with respect to any Purchased Asset, the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian or a Bailee) pursuant to this Agreement and/or the Custodial Agreement.

“Purchased Asset Representations” shall mean, with respect to any Purchased Asset or prospective Purchased Asset, the representations and warranties set forth in Exhibit V attached hereto, plus any representations and warranties applicable to such Purchased Asset as set forth on Schedule 2 to the Confirmation for such Purchased Asset, in each case, as modified by any Requested Exceptions Report approved by Buyer in its sole and absolute discretion and set forth on Schedule 3 to the related Confirmation.

“Purchased Asset Schedule” shall mean, with respect to any Purchased Asset, a schedule attached to the related Confirmation containing information relating to such Purchased Asset, which schedule shall be substantially similar to Schedule 1 attached to the Form of Confirmation Statement attached hereto as Exhibit II.

“Qualified Appraisal” shall mean (a) an appraisal of the related Mortgaged Property prepared and signed by a licensed or certified appraiser who was not selected by the obligor under the Mortgage Loan and who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was and is not affected by the approval or disapproval of the Mortgage Loan; provided further that (b) such appraisal and appraiser both satisfied either (i) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, and (ii) the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989 (including its implementing regulations and guidelines), in either case as in effect on the date such Mortgage Loan was originated.

“Qualified Transferee” shall mean any of the following entities: (a) a bank, financial institution, investment bank, investment fund, pension fund, insurance company, trust company, savings and loan association, commercial credit corporation, pension fund advisory firm, mutual fund, governmental entity or plan, or similar Person, an Affiliate of any of the foregoing, and any Affiliate of Buyer and (b) any other entity to which Seller has consented; provided that any such Person is not a Prohibited Transferee; and provided, further, that, in all instances such Person (A) has total assets (in name or under management) in excess of $500,000,000, (B) has capital/statutory surplus or shareholder’s equity in excess of $250,000,000, and (C) shall be regularly engaged in the business of making or owning commercial real estate loans or repurchase facilities or warehouse credit facilities for commercial real estate loans or operating commercial real estate properties.

“Qualifying Margin Excess” means, at any time during the Revolving Period (and there shall be no Qualifying Margin Excess upon expiration of the Revolving Period), the amount of payment made pursuant to Section 3(d) as a reduction in Purchase Price that (i) Seller elected to treat as Qualifying Margin Excess, (ii) was made within the past thirty (30) days and (iii) is not greater than the Margin Excess.

“Reference Date”, with respect to any setting of the then-current Benchmark, means the date that is two (2) U.S. Government Securities Business Days preceding the date of such setting.

“Register” shall have the meaning specified in Section 19(c).

“Related Credit Enhancement” shall have the meaning assigned thereto in Section 7(a).

“Release Fee” shall have the meaning specified in the Fee Letter.

“Release Letter” shall mean a letter substantially in the form of Exhibit IX hereto (or such other form as may be acceptable to Buyer).

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Buyer.

“Repurchase Date” shall mean for any Purchased Asset the earliest to occur of (i) the Maturity Date, (ii) any date determined by application of the provisions of Section 3(d) or Section 3(e) of this Agreement, (iii) the Accelerated Repurchase Date, (iv) the date set forth in the applicable Confirmation for such Purchased Asset (or if such day is not a Business Day, the immediately following Business Day), (v) the maturity date of such Purchased Asset (as same may be extended pursuant to the Purchased Asset Documents or, to the extent such Purchased Asset becomes a Defaulted Asset as a result of a maturity date default, in accordance with the definition of “Mandatory Early Repurchase Deadline”) or the payment in full of the unpaid principal balance of such Purchased Asset or (vi) the Mandatory Early Repurchase Deadline with respect to such Purchased Asset.

“Repurchase Obligations” shall have the meaning assigned thereto in Section 7(a).

“Repurchase Price” shall mean the price at which any Purchased Asset is to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including in the case of a Transaction terminable upon demand) as the sum of (i) the outstanding Purchase Price for the related Purchased Asset as of such date of determination, (ii) the accrued but unpaid Price Differential for the related Purchased Asset as of such date of determination, (iii) all accrued and unpaid out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) of Buyer relating to such Purchased Asset required to be paid by Seller hereunder, (iv) the applicable Exit Fee due and payable in connection with the related repurchase, (v) any applicable Release Fee due and payable in connection with the related repurchase and (vi) any other fees, expenses, indemnities or other amounts due and payable to Buyer under this Agreement or any other Transaction Document, in each case, as of such date.

“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.

“Requirements of Law” shall mean, with respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all laws as in effect on such date (whether or not in effect on the Closing Date), statutes, rules, regulations, treaties, codes, directives, policies, ordinances, permits, pollution and spill prevention plans, certificates, orders and licenses of and interpretations by any Governmental Authority (including Environmental Laws, ERISA, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, determinations, awards or orders of any court, arbitrator or other Governmental Authority having jurisdiction over such Person or such Person’s property or assets.

“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory pursuant to such Person’s Governing Documents.

“Revolving Extension Period” shall have the meaning set forth in Section 3(i).

“Revolving Period” shall mean the period from the Closing Date through and including the Initial Maturity Date, as same may be extended for any Revolving Extension Period as may be agreed to by Buyer in its sole discretion pursuant to Section 3(i).

“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; (e) Japan; or (f) any other Governmental Authorities with jurisdiction over the Seller Party.

“Sanctioned Country” shall mean any country or territory that is the subject of Sanctions (including, as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Scheduled Payment” shall mean, with respect to any Purchased Asset, the scheduled payment or any other mandatory payment of principal pursuant to the terms of the related Purchased Asset Documents.

“SEC” shall have the meaning specified in Section 23(a).

“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Seller Party” shall mean, collectively or individually, as the context may require, Seller, Pledgor and Guarantor.

“Senior Interest” shall mean a Participation Interest or an A-Note.

“Senior Interest Documents” shall mean, for any Senior Interest, the Participation Certificate or A-Note, as applicable, evidencing such Senior Interest together with any co-lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Senior Interest, and the Mortgage Loan Documents for the related Mortgage Loan, and including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement (which documents so required to be delivered to Custodian shall only be required to include, for the avoidance of doubt, copies of the Mortgage Loan Documents for the related Mortgage Loan).

“Servicer” shall mean Berkadia Commercial Mortgage LLC Servicer, or any other servicer approved by, or in the case of a termination of Servicer pursuant to Section 28(c), appointed by Buyer, in each case in Buyer’s sole discretion as servicer of the Purchased Assets.

“Servicer Account” shall mean a segregated collection account established or maintained by Servicer in connection with the servicing of Purchased Assets subject to Transactions under this Agreement.

“Servicer Notice” shall mean the agreement between Buyer, Seller and Servicer, substantially in the form of Exhibit XIII to this Agreement, as amended, supplemented or otherwise modified from time to time.

“Servicing Agreement” shall mean (i) that certain Servicing Agreement, dated as of June 3, 2015, by and between certain Affiliates of Seller and Servicer, and as joined by Seller, and (ii) if any other Servicer is approved by Buyer in its sole discretion, any servicing agreement with such other Servicer in respect of the Purchased Assets, which servicing agreement is approved by Buyer in its sole and absolute discretion, in each case, as same have been or may be amended, modified and/or restated from time to time.

“Servicing Records” shall have the meaning specified in Section 28(f).

“Servicing Rights” shall mean, with respect to any Purchased Asset, all right, title and interest of any Seller Party or any Affiliate of any Seller Party, or any other Person, in and to any and all of the following: (a) rights to administer, service and/or sub-service, possess related Servicing Records and/or collect and make all decisions with respect to, the Purchased Assets and/or any related Mortgage Loans, (b) amounts received by any Seller Party or any Affiliate of any Seller Party, or any other Person, for servicing and/or sub-servicing the Purchased Assets and/or any related Mortgage Loans, (c) late fees, penalties or similar payments as compensation with respect to the Purchased Assets and/or any related Mortgage Loans, (d) agreements and documents creating or evidencing any such rights to service and/or sub-service the Purchased Assets (including, without limitation, all servicing agreements), together with all documents, files and records relating to the servicing and/or sub-servicing of the Purchased Assets and/or any related Mortgage Loans, and rights of any Seller Party or any Affiliate of any Seller Party, or any other Person thereunder, (e) escrow, reserve and similar amounts with respect to the Purchased Assets and/or any related Mortgage Loans, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets and/or any related Mortgage Loans, and (g) accounts and other rights to payment related to the Purchased Assets and/or any related Mortgage Loans.

“SIPA” shall have the meaning specified in Section 23(a).

“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Term Out Date” shall have the meaning specified in Section 3(j).

“Term Out Extension” shall have the meaning specified in Section 3(i).

“Term Out Extension Fee” shall have the meaning specified in the Fee Letter.

“Term Out Extension Period” shall have the meaning specified in Section 3(i).

“Term SOFR” shall mean the Term SOFR Reference Rate for a tenor of one month on the applicable Pricing Rate Determination Date; provided, however, that if as of 5:00 p.m. (New York City time) on any Pricing Rate Determination Date, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Pricing Rate Determination Date; provided that, if the calculation of Term SOFR as determined pursuant to this definition results in a Term SOFR rate of less than the Floor, Term SOFR will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its sole discretion.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Third Party Participants” shall have the meaning specified in Section 12(r).

“Transaction” shall mean a Transaction, as specified in Section 1.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, each Servicing Agreement, the Account Control Agreement, the Equity Pledge Agreement, each Servicer Notice, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction.

“Transferor” shall mean the seller of an Asset under a Purchase Agreement.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Section 7(b).

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Underwriting Issues” shall mean, with respect to any Eligible Asset as to which Seller intends to request a Transaction, (i) all material information Known by Seller after exercising reasonable care and diligence used by a prudent commercial real estate lender making a similar loan that would be considered a materially “negative” factor (either separately or in the aggregate with other information) or (ii) a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Asset Document(s)) Known by Seller.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 31(d) hereof.

“Volcker Rule” shall have the meaning specified in Section 10(tt) hereof.

“Wet Purchased Asset” shall mean an Eligible Asset which Buyer agrees, in its sole and absolute discretion, to purchase hereunder simultaneously with the origination or acquisition thereof and for which the related Purchased Asset File has not been delivered to Custodian as of the related Purchase Date.

In this Agreement, the following rules of interpretation shall apply, unless the context requires otherwise:

Headings are for convenience only and do not affect interpretation. The terms defined in this Agreement have the meanings assigned to them in this Agreement. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or

Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s successors, substitutes or assigns in each case, permitted by the Transaction Documents. A reference to an agreement or document is to the agreement or document as amended, restated, modified, novated, supplemented or replaced, except to the extent prohibited by any Transaction Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. A Default or Event of Default exists until it has been cured or waived in writing by Buyer. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to “day” or “days” without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries. All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9. A reference to “fiscal year” and “fiscal quarter” means the fiscal periods of the applicable Person referenced therein. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in electronic format. Whenever a Person is required to provide any document to Buyer under the Transaction Documents, the relevant document shall be provided in writing (including, except for Mortgage Notes, Participation Certificates, Mezzanine Notes and any other document required to be in an original form in order to preserve, record, grant or perfect Buyer’s interest therein, in the form of a PDF document attached to an e-mail message) or printed form unless Buyer requests otherwise. At the request of Buyer, the document shall be provided in electronic format or both printed and in electronic format. The Transaction Documents are the result of negotiations between the parties hereto, have been reviewed by counsel to Buyer and counsel to Seller, and are the product of both parties hereto. No rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of the Transaction Documents or the Transaction Documents themselves. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion. Reference herein or in any other Transaction Document to Buyer’s discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be in the sole and absolute discretion of Buyer, and such decision shall be final and conclusive, except as may be otherwise specifically provided herein. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

SECTION 3

INITIATION; CONFIRMATION; TERMINATION; EXTENSION

(a) Entry into Transactions. On or after the Closing Date but prior to the Maturity Date, upon the satisfaction of all conditions set forth in Section 3(b) for the initial Transaction and Section 3(c) for each Transaction (including the initial Transaction), and the determination by Buyer in its sole discretion to enter into such Transaction, the related Eligible Asset shall be transferred to Buyer against the transfer of the Purchase Price therefor to an account of Seller. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. If terms in a Confirmation are inconsistent with terms of this Agreement with respect to a particular Transaction, the Confirmation shall prevail.

(b) Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction is subject to the satisfaction (or waiver by Buyer in writing), immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent to the satisfaction of Buyer in its sole and absolute discretion:

(i) Delivery of Documents. The following documents shall have been delivered to Buyer:

(A) this Agreement, duly completed and executed by each of the parties hereto;

(B) the Fee Letter, duly completed and executed by each of the parties thereto;

(C) the Custodial Agreement, duly completed and executed by each of the parties thereto;

(D) the Account Control Agreement, duly completed and executed by each of the parties thereto;

(E) the Guaranty, duly completed and executed by each of the parties thereto;

(F) the Servicing Agreement, duly completed and executed by each of the parties thereto;

(G) the Servicer Notice, duly completed and executed by each of the parties thereto;

(H) the Equity Pledge Agreement, duly completed and executed by each of the parties thereto;

(I) a power of attorney from Seller substantially in the form of Exhibit IV hereto, duly completed and executed;

(J) a UCC financing statement for filing in the applicable UCC filing jurisdiction, naming Seller as “Debtor” and Buyer as “Secured Party” and describing as “Collateral” as “all assets of Debtor, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof”;

(K) a UCC financing statement for filing in the applicable UCC filing jurisdiction, naming Pledgor as “Debtor” and Buyer as “Secured Party” and adequately describing the Pledged Collateral;

(L) opinions of outside counsel to the Seller Parties in form and substance acceptable to Buyer in its sole discretion (including, but not limited to, those relating to corporate matters, Investment Company Act, grant and perfection of the security interests and applicable Bankruptcy Code safe harbors);

(M) for each Seller Party, a good standing certificate dated within thirty (30) days prior to the Closing Date, certified true, correct and complete copies of organizational documents and certified true, correct and complete copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by such party from time to time in connection herewith; and

(N) all such other and further documents and documentation in Seller’s possession as Buyer shall require.

(ii) Reimbursement of Costs and Expenses. Seller shall have paid or reimbursed Buyer for all documented out-of-pocket costs and expenses, including but not limited to documented out-of-pocket legal fees of outside counsel to Buyer of Buyer, in connection with the development, preparation and execution of the Transaction Documents, and all due diligence costs and expenses including for the review and approval of a FIRREA-compliant appraisal with respect to each underlying Mortgaged Property relating to any Purchased Asset.

(iii) Beneficial Ownership Certification. Buyer shall have received, sufficiently in advance of (but in any event not less than three (3) Business Days prior to) the Closing Date a Beneficial Ownership Certification in relation to Seller to the extent that Seller qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and all documents and information relating to Seller and its Affiliates as may be requested by Buyer in connection with its “know your customer” requirements and requirements with respect to any other Anti-Money Laundering Laws.

(c) Conditions Precedent to All Transactions. Buyer’s agreement to enter into each Transaction (including the initial Transaction) during the Revolving Period is subject to the satisfaction (or waiver by Buyer in writing) of the following further conditions precedent to the satisfaction of Buyer, immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i) Financial Covenant Compliance. Guarantor shall be in compliance with the financial covenants set forth in Section 9 of the Guaranty.

(ii) Transaction Approval. Buyer shall have (A) determined, in its sole discretion, that each related proposed Purchased Asset is an Eligible Asset, (B) received internal credit approval with respect to the proposed Transaction, (C) made a determination in its sole and absolute discretion to enter into the proposed Transaction and (D) determined that all conditions precedent to such Transaction as set forth in this Section 3 have been satisfied.

(iii) Facility Limit. The sum of (A) the aggregate unpaid Purchase Price for all outstanding Transactions, (B) Buyer’s share of unfunded future advances in connection with any Future Advance Purchased Asset, (C) the aggregate amount of any Qualifying Margin Excess for all Purchased Assets and (D) the requested Purchase Price for the pending Transaction (together with Buyer’s share of any unfunded future advances in connection with the Purchased Asset if it is a Future Advance Purchased Asset) shall not exceed an amount equal the Facility Limit.

(iv) Notice of Proposed Transaction. Seller shall have, no less than ten (10) Business Days prior to the requested Purchase Date (or such shorter time period as may be approved by Buyer in its sole discretion):

(A) given notice to Buyer of the proposed Transaction; and

(B) with respect to each Eligible Asset subject to the pending Transaction, delivered to Buyer the documents required pursuant to Exhibit VII hereto in accordance with the time frames set forth therein (unless otherwise waived by Buyer).

(v) Custodial Delivery; Trust Receipt. Other than with respect to a Wet Purchased Asset or any other Purchased Asset for which Seller has delivered a Bailee Letter, Seller shall have delivered to Custodian, in accordance with the Custodial Agreement, the Custodial Delivery and the Purchased Asset File with respect to each Eligible Asset, and Buyer shall have received from Custodian a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to each Eligible Asset to be sold to Buyer, dated no later than the Purchase Date, duly completed and with exceptions acceptable to Buyer in its sole discretion. With respect to a Wet Purchased Asset or any other Purchased Asset for which Seller has delivered a Bailee Letter, Buyer shall have received from Custodian within the time frame specified in the Custodial Agreement a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to such Purchased Asset sold to Buyer, duly completed and Buyer shall have, in its sole and absolute discretion, approved any and all exceptions listed on such Asset Schedule and Exception Report.

(vi) Confirmation by Bailee. With respect to any Wet Purchased Asset or any other Purchased Asset for which Seller has delivered a Bailee Letter, the related Bailee shall have confirmed possession of the related Purchased Asset File in accordance with the related Bailee Letter.

(vii) Due Diligence Review. Seller shall have delivered to Buyer a complete Due Diligence Package at least ten (10) Business Days prior to the proposed Purchase Date, and Buyer shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Assets, and Buyer shall have determined, in its sole discretion, to purchase such Eligible Assets proposed to be sold to Buyer by Seller.

(viii) Confirmation. Buyer and Seller shall have mutually delivered an executed and completed confirmation substantially in the form of Exhibit II hereto which shall be signed by a Responsible Officer of Seller (a “Confirmation”).

(ix) Reserved.

(x) No Default. No Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document;

(xi) No Material Adverse Effect. No event shall have occurred and be continuing which has, or would reasonably be expected to have, a Material Adverse Effect.

(xii) Representations and Warranties. The representations and warranties (other than Purchased Asset Representations) made by Seller in Section 10 shall be true, correct, complete and accurate in all respects on and as of the Purchase Date for the pending Transaction (without regard to any materiality qualifier set forth therein) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(xiii) Purchased Asset Representations. The Purchased Asset Representations made by Seller with respect to the Purchased Asset that is the subject of the pending Transaction shall be true, correct and complete on and as of the Purchase Date for the pending Transaction in all respects, except as otherwise disclosed in writing in a Requested Exceptions Report approved by Buyer in writing.

(xiv) Acknowledgement from Servicer. Buyer shall have received from Seller a written acknowledgement from the Servicer that each Eligible Asset to be sold to Buyer will be serviced in accordance with the related Servicing Agreement and Servicer Notice as of the related Purchase Date.

(xv) No Margin Deficit. Buyer has not delivered a Margin Deficit Notice that remains outstanding and uncured either immediately prior to or after giving effect to the requested Transaction (unless such Margin Deficit Notice will be cured in its entirety in connection with such Transaction).

(xvi) Seller Release Letter. Buyer shall have received from Seller a Release Letter covering each Eligible Asset to be sold to Buyer.

(xvii) Repurchase Date. The Repurchase Date for such Transaction is not later than the Maturity Date.

(xviii) Security Interest. Seller shall have taken such other actions as Buyer shall have reasonably requested that is necessary in order to transfer the Eligible Assets being transferred to Buyer pursuant to this Agreement and to perfect all security interests and ensure the first priority of all security interests granted under this Agreement in favor of Buyer as secured party with respect to such Eligible Assets.

(xix) No Market Disruption Event. No Market Disruption Event shall have occurred and be continuing.

(xx) Further Assurances. Buyer shall have received all such other and further documents, documentation and legal opinions as Buyer shall have reasonably required.

(xxi) Other Documents. Buyer or its designee (including the Custodian, its counsel or a Bailee, as applicable) shall have received all such other and further documents, documentation as Buyer in its reasonable discretion shall require including, but not limited to, endorsements in blank of the original Mortgage Note or Mezzanine Note and assignments in blank of the underlying Mortgage and related Mortgage Loan Documents or Mezzanine Loan Documents (including, without limitation, each original certificate representing the related Equity Interests together with an undated stock power covering each certificate, duly executed in blank), as applicable.

(xxii) Consents and Waivers. Buyer shall have received any and all consents and waivers applicable to Seller or the related Purchased Asset.

(xxiii) Notice to Mortgagor. Contemporaneously with the sale to Buyer of any Purchased Asset, Seller shall deliver to Custodian, a signed Notice to Mortgagor in blank, instructing, as applicable, such Mortgagor, servicer, paying agent or similar Person with respect to such Purchased Asset (as applicable) to pay all amounts payable under the related Purchased Asset into the Collection Account.

(d) Optional Repurchase; Purchase Price Reductions. Seller shall be entitled to terminate a Transaction on demand and repurchase the related Purchased Asset subject to such Transaction in full, but not in part on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided however that:

(A) no later than ten (10) Business Days prior to such Early Repurchase Date, Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date;

(B) no monetary or material non-monetary Default, Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Section 3(d)(i) above and as of the applicable Early Repurchase Date, unless such Default or Event of Default is cured in full immediately after giving effect to such repurchase;

(C) Buyer has not delivered a Margin Deficit Notice that remains outstanding and uncured as of the Early Repurchase Date (unless such Margin Deficit Notice will be cured in its entirety in connection with such repurchase);

(D) on such Early Repurchase Date, Seller pays to Buyer an amount equal to the Repurchase Price for the applicable Purchased Asset; and

(E) on such Early Repurchase Date, Seller pays to Buyer the Exit Fee, if any, for such Purchased Asset.

Seller shall also have the right to transfer cash to Buyer, from time to time, in reduction of the outstanding Purchase Price of one or more Purchased Assets, but not more frequently than once every 180 days and the amount of each such payment may not exceed five percent (5.0%) of the then-outstanding aggregate Purchase Price for all Transactions. If Seller makes a payment in reduction of the Purchase Price of any Purchased Asset, it may elect to treat all or a portion of such reduction as Qualifying Margin Excess and subsequently request that Buyer transfer cash in respect of any Qualifying Margin Excess on such Purchased Asset upon the terms and subject to the conditions set forth in Section 4(f).

(e) Mandatory Repurchase. With respect to any Purchased Asset, upon Seller obtaining Knowledge that a Mandatory Early Repurchase Event has occurred and is continuing with respect to a Purchased Asset or receipt of written notice from Buyer that a Mandatory Early Repurchase Event has occurred and is continuing with respect to a Purchased Asset, Seller shall be required to terminate the relevant Transaction and repurchase such Purchased Asset and pay to Buyer cash in an amount equal to the Repurchase Price for such Purchased Asset no later than the Mandatory Early Repurchase Deadline, which repurchase shall be made in accordance with Section 3(e) hereof.

(f) Repurchase on the Repurchase Date. On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to Seller (or Seller’s designee) of the Purchased Assets being repurchased along with any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5) against the simultaneous transfer of the Repurchase Price for such Purchased Asset to an account of Buyer; provided that, Buyer shall have no obligation to permit Seller to repurchase any Purchased Assets if an Event of Default shall have occurred and be continuing hereunder unless such Purchased Asset is repaid in full by the Mortgagor thereunder and Buyer receives for application in accordance with Section 5(h) an amount equal to the greater of (i) the Repurchase Price of such Purchased Asset and (ii) one hundred percent (100%) of such Principal Payment. Promptly following such Repurchase Date for a Purchased Asset and satisfaction of the conditions in the preceding sentence, and so long as no Event of Default shall have occurred and be continuing, Buyer’s security interest in such repurchased Purchased Asset only shall automatically terminate.

For the avoidance of doubt, in connection with any Mezzanine Loan transferred and pledged to Buyer in connection with any Purchased Asset hereunder, Buyer’s advance of Purchase Price in respect of the related Transaction is made solely with respect to the Mortgage Loan subject to such Transaction. Seller acknowledges and agrees that the Mezzanine Loan related to such Purchased Asset is transferred and pledged to Buyer as additional collateral in support of the Purchase Price advanced by Buyer in respect of such Mortgage Loan. Accordingly, (i) Seller shall not be permitted to repurchase any Mortgage Loan hereunder unless Seller shall simultaneously repurchase the related Mezzanine Loan and (ii) Seller shall not be permitted to repurchase the related Mezzanine Loan unless Seller shall simultaneously repurchase the related Mortgage Loan that is a Purchased Asset hereunder.

Additionally, Seller shall not be permitted to repurchase any Senior Interest hereunder unless Seller shall simultaneously repurchase any related junior Participation Interest or junior Mortgage Note, as applicable, included in the Purchased Assets.

(g) Future Advances. (i) In connection with the making of a future advance to the Mortgagor under a Future Advance Purchased Asset, Seller may request an increase of the Purchase Price of such Future Advance Purchased Asset in an amount not to exceed the product of (x) the future advance made by Seller and (y) the Effective Advance Rate of such Purchased Asset. Buyer shall have the right to conduct an additional due diligence investigation of the future advance request and/or the related Purchased Asset as Buyer determines in its sole discretion (other than with respect to a Committed Future Advance Purchased Asset).

(ii) Buyer’s obligation to fund any such increase in respect of any Future Advance Purchased Asset shall be subject to the satisfaction (or waiver in writing) of the following conditions, which satisfaction or waiver shall be conclusively evidenced by Buyer’s execution of the amended and restated Confirmation for the applicable Transaction described in subclause (B) below:

(A) at least five (5) Business Days prior to the requested Purchase Price increase date, Seller shall have requested such increase in writing (which may be in the form of a draft amended and restated Confirmation for the applicable Transaction described in subclause (B) below) and delivered to Buyer the following documents:

(1) copies of all documentation submitted by Mortgagor in connection with the applicable future advance; and

(2) such other information and documentation (including, without limitation, either an updated title policy or an appropriate date-down endorsement) as Buyer reasonably requests and, if in respect to a Committed Future Advance Purchased Asset, to the extent such information or documentation is not in Seller’s possession or reasonably obtainable, the applicable Mortgagor is obligated to provide such information or documentation to Seller;

(B) delivery by Seller to Buyer of an amended and restated Confirmation for the applicable Transaction which reflects the increase in the Purchase Price signed by a Responsible Officer of Seller, and delivery by Buyer to Seller of a countersigned copy of such amended and restated Confirmation;

(C) the Effective Advance Rate after giving effect to such increase and the corresponding increase in the outstanding principal balance of the Purchased Asset shall not exceed the Advance Rate set forth in the related Confirmation for such Purchased Asset.

(D) as of the proposed date of such increase, the sum, without duplication, of (w) the aggregate unpaid Purchase Price for all outstanding Transactions, (x) Buyer’s share of unfunded future advances in connection with any Future Advance Purchased Asset, (y) the aggregate amount of any Qualifying Margin Excess for all Purchased Assets and (z) the requested Purchase Price increase shall not exceed the Facility Limit;

(E) no event shall have occurred and be continuing which has, or could reasonably be expected to have, a Material Adverse Effect and Market Disruption Event (other than with respect to a Committed Future Advance Purchased Asset);

(F) no monetary or material non-monetary Default or Event of Default shall have occurred and be continuing as of the date notice is given under subclause (B) above or as of the related Purchase Price increase date;

(G) Buyer has not delivered a Margin Deficit Notice that remains outstanding and uncured immediately prior to or after giving effect to the requested Purchase Price (unless such Margin Deficit Notice will be cured in its entirety from the proceeds of such Purchase Price increase); and no Purchased Asset shall be in the extended cure period for a Mandatory Early Repurchase Deadline unless each Advance Rate paydown required to be paid prior to such date pursuant to the definition of “Mandatory Early Repurchase Deadline” has occurred or such required Advance Rate paydown is made in its entirety from the proceeds of the related Purchase Price increase;

(H) on or prior to the related Purchase Price increase date, Buyer shall have received a written certification by Seller stating that all conditions precedent to the funding of such future advance under the related Purchased Asset Documents have been satisfied (unless such requirement is waived in writing by Buyer in its sole discretion, if applicable) in all material respects (without duplication of any materiality qualifiers in the Purchased Asset Documents with respect to advance conditions and which certification may be made via a representation in the amended and restated Confirmation for the applicable Transaction described in subclause (B) above), and Buyer shall have determined, in its commercially reasonable discretion, that such written certification by Seller is true and correct in all respects; and

(I) all representations and warranties (other than MTM Representations and other than Purchased Asset Representations that are not with respect to the Purchased Asset for which the increase in Purchase Price is requested) made by any Seller Party in the Transaction Documents shall be true, correct and complete on and as of the related Purchase Price increase date in all respects with the same force and effect as if made on and as of such date.

(iii) Upon the satisfaction (or waiver by Buyer in writing) of all conditions set forth in Section 3(g)(ii) as determined by Buyer, in its commercially reasonable discretion, which satisfaction or waiver shall be conclusively evidenced by Buyer’s execution of the amended and restated Confirmation for the applicable Transaction described in subclause (B) of Section 3(g)(ii), Buyer shall transfer the amount of the Purchase Price increase to an account of Seller or, if such increase is being funded on the same day as the future advance is being made to the related Mortgagor, directly to the Mortgagor, Servicer or any title company, settlement agent or other Person, as directed by Seller in such amended and restated Confirmation or as otherwise agreed by Buyer and Seller in writing.

(iv) Seller acknowledges and agrees that, with respect to any Future Advance Purchased Asset and whether or not Buyer advances any additional Purchase Price hereunder, Seller shall advance, as and when required under the related Purchased Asset Documents, any and all future advance obligations and commitments thereunder for so long as such Purchased Asset is subject to a Transaction hereunder.

(h) Facility Limit. The aggregate Purchase Price of all Purchased Assets (plus all Committed Future Advance Amounts on Committed Future Advance Purchased Assets and the aggregate amount of any Qualifying Margin Excess) as of any date of determination shall not exceed the Facility Limit. If the aggregate Purchase Price of all Purchased Assets (plus all Committed Future Advance Amounts on Committed Future Advance Purchased Assets and the aggregate amount of any Qualifying Margin Excess) as of any date of determination exceeds the Facility Limit, Seller shall immediately pay to Buyer an amount necessary to reduce the aggregate Purchase Price of all Purchased Assets (plus all Committed Future Advance Amounts on Committed Future Advance Purchased Assets and the aggregate amount of any Qualifying Margin Excess) to an amount equal to or less than the Facility Limit.

(i) Maturity Date Extension. (i) Seller may request two (2) additional extensions of the Maturity Date, each for up to one (1) year (each such period, a “Revolving Extension Period”), and Buyer may, in its sole discretion, following satisfaction of all of the extension conditions listed in clause (ii) below (collectively, the “Maturity Date Extension Conditions”), agree to extend the Maturity Date by such Revolving Extension Periods. At any time following Buyer’s determination not to grant a Revolving Extension Period in accordance with the preceding sentence (or if Seller elects not to request that Buyer grant an extension of the Maturity Date pursuant to a Revolving Extension Period), Seller may elect to extend the Maturity Date to the date that is the latest maturity date of any Purchased Asset (including (i) any extensions exercisable by the applicable Mortgagor without Seller’s consent and subject to no material discretion of Seller and without giving effect to any amendments or waivers to the Purchased Asset Documents, other than those approved by Buyer in its sole discretion and (ii) any available Defaulted Asset Extension Period) (such date, the “Term Out Date”, such extension, the “Term Out Extension” and such period, the “Term Out Extension Period”), and Buyer shall extend the Maturity Date by such Term Out Extension Period provided that all Maturity Date Extension Conditions have been satisfied. With respect such Term Out Extension, in addition to payment of the initial Term Out Extension Fee as set forth in the Maturity Date Extension Conditions, Seller shall pay to Buyer an additional Term Out Extension Fee on each anniversary of the first day of the Term Out Extension Period.

For purposes of this Section 3(i), the Maturity Date Extension Conditions shall be deemed to have been satisfied if:

(A) on or prior to the then scheduled Maturity Date, Buyer shall have received payment from Seller, of the Extension Fee (or, in the case of a Term Out Extension, the Term Out Extension Fee) as consideration for Buyer’s agreement to extend the then-current Maturity Date, such amount to be paid to Buyer in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim;

(B) Seller shall have given Buyer written notice, no more than one hundred twenty (120) days and no fewer than thirty (30) days (or, if later, fifteen (15) days after Buyer’s written notice of its rejection of a request for a Revolving Extension Period) prior to the then Maturity Date, of Seller’s desire to extend the Maturity Date;

(C) no monetary or material non-monetary Default or Event of Default under this Agreement shall have occurred and be continuing as of the date notice is given under subclause (B) above (unless solely with respect to a Default, such Default shall have been cured prior to the originally scheduled Maturity Date) or as of the originally scheduled Maturity Date;

(D) all representations and warranties in Section 10 (excluding those in subsection (v) therein) shall be true, correct, complete and accurate in all respects as of the then existing Maturity Date except as otherwise disclosed in writing in a Requested Exceptions Report approved by Buyer in writing; and

(E) prior to the then-current Maturity Date, Seller pays to Buyer, on account of each Purchased Asset, an amount sufficient to satisfy any outstanding Margin Deficit Notices.

SECTION 4

MARGIN MAINTENANCE

(a) With respect to any Purchased Asset as of any time that (i) a Credit Event has occurred and is continuing with respect to such Purchased Asset and (ii) the related Margin Deficit exceeds the Margin Threshold, then Buyer may in its sole discretion at any such time, by written notice to Seller substantially in the form of Exhibit VIII hereto (a “Margin Deficit Notice”), require Seller to, no later than the Margin Deadline, make a cash payment to Buyer in reduction of the Repurchase Price of such Purchased Asset such that after giving effect to such payment and corresponding reduction of the Repurchase Price of such Purchased Asset, the Margin Deficit is reduced to zero.

(b) If Buyer issues a Margin Deficit Notice pursuant to Section 4(a) and if Margin Excess exists with respect to any other Purchased Asset as determined by Buyer in its sole discretion, then, provided that each of the Margin Excess Requirements have been met as determined by Buyer in its sole discretion, Buyer shall, in response to Seller’s written request following Buyer’s delivery of a Margin Deficit Notice to Seller, apply such Margin Excess to all or a portion of the related Margin Deficit, and, solely to the extent so applied, the amount of such Margin Deficit shall be reduced by the application of such Margin Excess; provided that no request by Seller to apply Margin Excess to any Margin Deficit shall in any way relieve Seller of its obligations under this Agreement to cause such Margin Deficit to be cured within the time limits set forth in Section 4(a).

(c) Margin Deficit Notices delivered pursuant to this Section 4 may be delivered by any written or electronic means, including by electronic mail.

(d) The failure or delay of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit or waive the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(e) After Seller has made a payment to Buyer (or applied Margin Excess pursuant to Section 4(b)) curing any Margin Deficit, Seller may order or provide, at Seller’s sole cost and expense, a Qualified Appraisal for the related Mortgaged Property dated not more than six (6) months prior to the date of determination, to Buyer for review and approval. Upon Buyer’s review and approval of such appraisal, Buyer shall determine in its sole good faith discretion, based upon review of the appraisal, whether or not any adjustment to Buyer’s initial determination of the Property Market Value of the related Mortgaged Property and any adjustment to the prior LTV Margin Threshold Amount and Margin Deficit amount is required (it being acknowledged that any such adjustment may result in an increase in the Margin Deficit (in which case, Seller shall be required to make a payment to Buyer of such additional amount as provided above) or a decrease in the Margin Deficit (in which case, Buyer shall be required to promptly return any cash previously paid by Seller to cure such Margin Deficit in the amount of such decrease in the Margin Deficit and/or to increase any Margin Excess with respect to any other Purchased Asset that was reduced pursuant to Section 4(b) in satisfaction of such Margin Deficit, as applicable)).

(f) In the event that Margin Excess shall exist with respect to any Purchased Asset as of any date of determination as a result of Seller’s payment of any amount in reduction of the Purchase Price of such Purchased Asset pursuant to Section 3(d) within thirty (30) days prior to such date of determination, Seller may submit to Buyer a written request at any time during the Revolving Period (but not during the Term Out Period), to be delivered no more frequently than once each calendar month with respect to any Purchased Asset, for the transfer to Seller of cash in an amount that is not less than $1,000,000 but does not exceed the Qualifying Margin Excess for such Purchased Asset, and Buyer shall by no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following the Business Day such request is made, (x) transfer to Seller the amount of cash so requested (which shall increase the Purchase Price for such Purchased Asset) and (y) deliver to such Seller a revised Confirmation reflecting the corresponding increase in the Purchase Price of such Purchased Asset. Any such advance of Margin Excess shall be subject to satisfaction of each of the following conditions:

(i) no Default or Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of Buyer’s payment;

(ii) there is no Margin Deficit after giving effect to such advance by Buyer;

(iii) no Material Adverse Effect or Market Disruption Event shall have occurred and be continuing both as of the date of such request and as of the date of Buyer’s payment;

(iv) the related draw occurs on or before the Maturity Date;

(v) if the Qualifying Margin Excess for such Purchased Asset exists as a result of Seller’s reduction of the Purchase Price of such Purchased Asset pursuant to Section 3(d), the related draw occurs within thirty (30) days after such paydown under Section 3(d); and

(vi) the increase in the Purchase Price for such Purchased Asset shall not cause the sum of the (A) the aggregate Purchase Price for all Purchased Assets, plus (B) the requested Purchase Price for any pending Transaction, plus (C) the amount of all Committed Future Advance Amounts on Committed Future Advance Purchased Assets, plus (D) the aggregate amount of any Qualifying Margin Excess for all Purchased Assets (after giving effect to such advance), in the aggregate, to exceed the Facility Limit.

For the avoidance of doubt, in the event that more than thirty (30) days have elapsed since Seller’s payment of any amount in reduction of the Purchase Price of any Purchased Asset pursuant to Section 3(d), such amount shall be deemed to be Non-Qualifying Margin Excess for all purposes hereunder and under the other Transaction Documents, Seller shall have no further right to request a re-advance of such amount and Buyer shall have no further obligation to advance such Non-Qualifying Margin Excess under this Section 4(e) or otherwise under this Agreement.

SECTION 5

PAYMENTS; COLLECTION ACCOUNT

(a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(b) All payments required to be made directly to Buyer shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Buyer to Seller in writing), not later than 2:00 p.m. (New York City time) (or such other time set forth herein with respect to such payment), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

Bank Name: Sumitomo Mitsui Banking Corporation

ABA Number: 026-009-674

Account Number: 423001

Account Name: SMBC Loan Operations New York

SWIFT Code: SMBCUS33

Reference: AB CRE PDF Lending VI LLC

Attention: Alex Cabria - REFG

(c) Concurrently with the execution and delivery of this Agreement, Seller shall establish a demand deposit account (the “Collection Account”) in the name of Seller for the benefit of Buyer at Account Bank. The Collection Account shall be subject the Account Control Agreement in favor of Buyer.

(d) Seller shall cause all Income or other amounts in respect of the Purchased Assets, as well as any interest received from the reinvestment of any such Income or other amounts, to be deposited directly into the related Servicer Account, for further remittance by Servicer to the Collection Account (x) with respect to Principal Payments (other than monthly amortizing principal payments, if any), one (1) Business Day following Servicer’s receipt thereof, and (y) with respect to any such other Income and amounts other than as described in the preceding clause (x), on a monthly basis at least one (1) Business Day prior to the applicable Remittance Date in accordance with the applicable provisions of the Servicing Agreement and the related Servicer Notice. In furtherance of the foregoing, Seller shall cause Servicer to execute and deliver a Servicer Notice. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of Sections 5(f), 5(g) and 5(h).

(e) If a Mortgagor, servicer or paying agent with respect to the Purchased Asset or borrower forwards any Income or other amounts with respect to a Purchased Asset to Seller or any Affiliate of Seller rather than directly into the Servicer Account pursuant to the requirements of Section 5(d), Seller shall, or shall cause such Affiliate to, (i) deliver an additional Notice to Mortgagor for such Purchased Asset to the applicable Mortgagor, Servicer or other servicer, paying agent or similar Person with respect to the Purchased Asset and make other reasonable efforts to cause such Mortgagor, Servicer, other servicer, paying agent or similar Person with respect to the Purchased Asset or borrower to forward such amounts directly to the Servicer Account pursuant to the requirements of Section 5(d), and (ii) deposit in the Collection Account any such amounts within one (1) Business Day of Seller’s (or its Affiliate’s) receipt thereof.

(f) So long as no Event of Default shall have occurred and be continuing, Account Bank shall, on each Remittance Date remit all amounts on deposit in the Collection Account (other than Principal Payments) in the following amounts and order of priority:

(i) first, (i) to the Custodian for payment of the document custodian fees payable to Custodian pursuant to the Custodial Agreement, and then (ii) to the Account Bank for payment of fees payable to the Account Bank in connection with the Collection Account;

(ii) second, to Buyer, an amount equal to the accrued and unpaid Price Differential as of such Remittance Date;

(iii) third, to Buyer, an amount equal to any fees, expenses, indemnification or other amounts due and payable to Buyer or its Affiliates under any Transaction Document (including any outstanding Margin Deficits which exceed the Margin Threshold and for which a Margin Deficit Notice has been delivered by Buyer); and

(iv) fourth, to Seller, the remainder, if any; provided that, if any monetary or material non-monetary Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Seller hereunder shall be retained in the Collection Account until the earlier of (x) the day on which Buyer provides written notice to the Account Bank that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Account Bank shall apply all such amounts pursuant to this priority fourth; and (y) the day that the related Default becomes an Event of Default, at which time the Account Bank shall apply all such amounts pursuant to Section 5(h).

(g) So long as no Event of Default shall have occurred and be continuing, Account Bank shall, within two (2) Business Days after receipt by Account Bank of any Principal Payments, remit all such Principal Payments in the following amounts and order of priority:

(i) first, to Buyer, an amount equal to the product of (x) the amount of Principal Payments received with respect to such Purchased Asset and (y) the Advance Rate for such Purchased Asset;

(ii) second, to Buyer, an amount equal to any fees, expenses, indemnification or other amounts due and owing to Buyer or its Affiliates under any Transaction Document (including any outstanding Margin Deficits which exceed the Margin Threshold and for which a Margin Deficit Notice has been delivered by Buyer); and

(iii) third, to Seller, any remainder; provided that, if any monetary or material non-monetary Default has occurred and is continuing on such Remittance Date that has not become an Event of Default, all amounts otherwise payable to Seller hereunder shall be retained in the Collection Account until the earlier of (x) the day on which Buyer provides written notice to the Account Bank that such Default has been cured to the satisfaction of Buyer in its sole discretion and no other Default or Event of Default has occurred and is continuing, at which time the Account Bank shall apply all such amounts pursuant to this priority third; and (y) the day that the related Default becomes an Event of Default, at which time the Account Bank shall apply all such amounts pursuant to Section 5(h).

(h) Upon the occurrence and during the continuance of an Event of Default, all amounts remitted to the Collection Account shall be held in trust for Buyer and shall be withdrawn from the Collection Account only by and as directed by Buyer in accordance with Buyer’s rights under this Agreement and the Account Control Agreement and shall be applied to the payment of the Repurchase Obligations as determined by Buyer in its sole discretion. Following the payment to Buyer in full of all of the Repurchase Obligations pursuant to this Section 5(h), any remaining amounts shall be remitted to the Seller.

SECTION 6

REQUIREMENTS OF LAW; EFFECT OF BENCHMARK TRANSITION EVENT;

(a) Requirements of Law. (i) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or Buyer Compliance Policy or in the interpretation or application thereof shall make it unlawful for Buyer (A) to enter into Transactions, then any commitment of Buyer hereunder to enter into any Transaction shall forthwith be canceled, (B) to maintain or continue any Transaction, and Buyer does not have any means of complying with Requirements of Law or Buyer Compliance Policy other than to terminate such Transaction after exercising commercially reasonable efforts to comply with such Requirements of Law or Buyer Compliance Policy without having to terminate such Transaction (including, if applicable, by converting the Transaction to a Benchmark Replacement Rate Transaction pursuant to the immediately following subclause (b)), then (i) the agreement of Buyer hereunder to consider entering into new Transactions and to continue Transactions as such shall forthwith be canceled, and (ii) if required by such adoption or change, the Transactions then outstanding shall be converted to Benchmark Replacement Rate Transactions pursuant to the immediately following subclause (b). If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer any applicable Breakage Costs. In exercising its rights under this Section 6(a)(i), Buyer shall exercise its rights and remedies in a manner which is similar to the manner in which Buyer is exercising similar remedies in other commercial real estate mortgage loan repurchase facilities with similarly situated counterparties. In addition, Buyer shall provide Seller with notice after any such determination under this Section 6(a)(i) is made.

(ii) If the adoption of or any change in any Requirement of Law or Buyer Compliance Policy or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(A) shall subject Buyer to any Tax (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of Term SOFR hereunder; or

(C) shall impose on Buyer any other condition, cost or expense (excluding any Tax);

and the result of any of the foregoing is to increase the cost to Buyer, by an amount that Buyer deems, in the exercise of its sole discretion, to be material, of entering into, continuing or maintaining Transactions or to reduce in a material manner any amount received or receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Buyer, upon its written demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. In exercising its rights under this Section 6(a)(ii), Buyer shall exercise its rights and remedies in a manner similar to the manner in which Buyer is exercising similar rights and remedies in other commercial real estate mortgage loan repurchase facilities with similarly situated counterparties. In addition, Buyer shall provide Seller with notice of any demand for any additional amounts payable by Seller under this Section 6(a)(ii). Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be conclusive evidence of such additional amounts absent manifest error. Failure or delay on the part of Buyer to demand compensation pursuant to this Section 6(a)(ii) shall not constitute a waiver of Buyer’s right to demand such compensation. This covenant shall survive the termination and the repurchase by Seller of any or all of the Purchased Assets.

(iii) If Buyer shall have determined that the adoption of or any change in any Requirement of Law or Buyer Compliance Policy regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority or Buyer Compliance Policy made subsequent to the date hereof has, or will have, the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer, in the exercise of its sole discretion, to be material, then from time to time, after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction promptly after Buyer’s request therefor. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be conclusive evidence of such additional amounts absent manifest error. Failure or delay on the part of Buyer to demand compensation pursuant to this Section 6(a)(ii) shall not constitute a waiver of Buyer’s right to demand such compensation. In exercising its rights under this Section 6(a)(i)(iii), Buyer shall exercise its rights and remedies in a manner similar to the manner in which Buyer is exercising similar remedies in other commercial real estate mortgage loan repurchase facilities with similarly situated counterparties. With respect to any amount payable to Buyer under this Section 6(a)(iii), this covenant shall survive for a period of twelve (12) months from the date of the incurrence of such increased costs or reduced amount receivable and Seller shall have no further obligation hereunder with respect to such increased costs or reduced amount (except that, if any such change in the Requirements of Law giving rise to such increased costs or reduced amount receivable is retroactive, then the twelve (12) month period referred to above shall be extended to include the period of retroactive effect thereof).

(iv) Price Differential on Transactions denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. Regulators have signaled the need to use alternative reference rates for some of these benchmark rates and, as a result, such benchmark rates may cease to comply with applicable laws and regulations, may be permanently discontinued or the basis on which they are calculated may change. Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the rates in any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Buyer and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to Seller. Buyer may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement.

(v) Notwithstanding any provision herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives promulgated in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted or issued.

(b) Effect of Benchmark Transition Event.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Date in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Seller without any amendment to, or further action or consent of Seller as Buyer has not received, by such time, written notice of objection to such Benchmark Replacement from Seller.

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Transaction Documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(iii) Notices; Standards for Decisions and Determinations. Buyer will promptly notify Seller of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Buyer or, if applicable, Seller pursuant to this Section 6(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole but reasonable discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 6(b).

(iv) Benchmark Unavailability Period. During a Benchmark Unavailability Period, the Pricing Rate shall be equal to the sum of (A) the Base Rate plus (B) the relevant Pricing Spread for the applicable Purchased Asset. In connection with the use or administration of the Base Rate, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

SECTION 7

SECURITY INTEREST

(a) Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement and the other Transaction Documents in the event that a court or other forum recharacterizes the Transactions hereunder as loans rather than sales or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, and as security for the performance by Seller of all of Seller’s obligations under the Transaction Documents and the Transactions entered into hereunder, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral (as defined below) to Buyer to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by Seller or Seller’s Affiliates to Buyer and any of Buyer’s present or future Affiliates hereunder, including, without limitation, amounts owing pursuant to Section 26, and under the other Transaction Documents, and to secure the obligation of Seller or its designee to service the Purchased Assets in conformity with Section 28 and any other obligation of Seller to Buyer (collectively, the “Repurchase Obligations”). Seller hereby acknowledges and agrees that each Purchased Asset serves as collateral for the Buyer under this Agreement and that Buyer has the right to realize on any or all of the Purchased Assets in order to satisfy the Seller’s obligations hereunder. Seller agrees to mark its computer records and tapes to evidence the interests granted to Buyer hereunder. All of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i) the Purchased Assets;

(ii) any and all interests of Seller in, to and under the Collection Account, the Servicer Account, and all monies from time to time on deposit in the Collection Account or the Servicer Account;

(iii) the Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, all servicing fees, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts and letters of credit, in each case, relating to the Purchased Assets;

(iv) all related forward trades and take out commitments placed on the Purchased Assets;

(v) all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;

(vi) all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing;

(vii) any other items, amounts, rights or properties transferred or pledged by Seller to Buyer under any of the Transaction Documents; and

(viii) all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

Without limiting the generality of the foregoing and for the avoidance of doubt, Seller hereby pledges, assigns and grants to Buyer as further security for Seller’s obligations to Buyer hereunder, a continuing first priority security interest in and Lien upon the Mezzanine Loans related to each Purchased Asset, if any, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto (such pledge, the “Related Credit Enhancement”).

(b) Buyer’s security interest in the Collateral shall terminate only upon the satisfaction in full of the Repurchase Obligations and the termination of Seller’s obligations under this Agreement and the other Transaction Documents, and all documents delivered in connection herewith and therewith. Upon such termination, Buyer shall, at Seller’s sole expense, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return (or approve the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets to Seller and reconvey the Purchased Assets to Seller and release its security interest in the Collateral. For purposes of the grant of the security interest pursuant to this Section 7, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon the filing thereof, and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder). For the avoidance of doubt, Buyer’s security interest in any particular Purchased Asset or the related Collateral shall not terminate until Seller has fully paid the related Repurchase Price. In connection with the security interests granted pursuant to this Agreement, Seller authorizes the filing of UCC financing statements describing the collateral as “all assets of Seller, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or other similar language to that effect. Notwithstanding the foregoing, if Seller grants a Lien on any Purchased Asset in violation hereof or any other Transaction Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.

(c) Seller acknowledges that neither it nor Guarantor has any right to service the Purchased Assets but only has rights as a party to the related Servicing Agreement or any other servicing agreement with respect to the Purchased Assets. Without limiting the generality of the foregoing and the grant of a security interest pursuant to Section 7(a), and in the event that Seller or Guarantor is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights consist of Collateral hereunder), and for the avoidance of doubt, each of Seller and Guarantor grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.

(d) Seller agrees, to the extent permitted by any Requirement of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Asset or Mortgaged Property may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets individually or collectively (in any number of parts) as Buyer or such court may determine.

SECTION 8

TRANSFER AND CUSTODY

(a) On the Purchase Date for each Transaction, ownership of the related proposed Purchased Assets shall be transferred to Buyer and the Purchased Asset File related to such Purchased Asset shall be transferred to Buyer or its designee (including Buyer’s counsel, the Custodian, its counsel or a Bailee, as applicable) against the simultaneous transfer of the Purchase Price for such Purchased Asset in immediately available funds to an account of Seller (or an account directed by Seller) specified in the Confirmation relating to such Transaction and, upon satisfaction of the conditions precedent in Sections 3(b) and (c), as applicable, such proposed Purchased Asset shall become a Purchased Asset hereunder.

(b) Seller (or, if applicable, Bailee) shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian in accordance with the Custodial Agreement and any applicable Bailee Letter. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Buyer or its designee, such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale, subject to the terms and conditions of this Agreement, of the related Purchased Asset to Buyer. Seller or its designee shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Buyer and otherwise in accordance with the Custodial Agreement and any applicable Bailee Letter.

(c) From time to time, Seller shall forward to the Custodian, with copy to Buyer, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate), Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

SECTION 9

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a) Title to each Purchased Asset shall pass to Buyer on the related Purchase Date, and Buyer shall have free and unrestricted use of each Purchased Asset, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging, at Buyer’s sole cost and expense, in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Buyer may determine in its sole and absolute discretion, in conformity with the terms and conditions of the Purchased Asset Documents; provided that, so long as no Event of Default has occurred and is continuing, (i) Buyer may not pledge or hypothecate any interest in this agreement to any Person that is (A) a Prohibited Transferee or (B) not a Qualified Transferee and (ii) so long as both (A) Buyer or its Affiliates retain any interest in the Transaction Documents and/or Transaction and (B) Buyer or its Affiliates remains in the business of entering into or participating in commercial real estate loan repurchase facilities, Buyer shall retain control over all decision making under the Transaction Documents, including without limitation approval of Eligible Assets, determination of Events of Default, Margin Deficits and delivery of Margin Deficit Notices, and approval of Material Modifications.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Asset delivered to Buyer by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

SECTION 10

REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the date hereof and as of each Purchase Date and covenants that at all times while this Agreement or any Transaction is in effect as follows:

(a) Organization. Seller is and always has been duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly qualified, and in good standing in every state where such qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, to carry on its business as now being conducted and proposed to be conducted, and to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(b) Authorization. The execution and delivery of, and the performance by each Seller Party of its obligations under, the Transaction Documents to which it is a party (a) are within such Seller Party’s powers and (b) have been duly authorized by all requisite action.

(c) Due Execution and Delivery; Consideration. The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration.

(d) Enforceability. This Agreement and all of the other Transaction Documents executed and delivered by each Seller Party in connection herewith are legal, valid and binding obligations of such Seller Party and are enforceable against such Seller Party in accordance with their terms, subject to bankruptcy, insolvency and other limitations on creditors’ right generally and to equitable principles.

(e) Approvals and Consents. No consent, approval or other action of, or filing by, Seller with any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).

(f) Licenses and Permits. Seller is duly licensed in every jurisdiction where such licensing is necessary, and has all licenses, permits and other consents that are necessary, for the transaction of Seller’s business or the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Collateral.

(g) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any material agreement by which Seller is bound or to which any assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any Lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law.

(h) Litigation/Proceedings. Except as disclosed in writing to Buyer prior to the Closing Date, any Purchase Date and from time to time, there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to Seller’s Knowledge, threatened) or other legal or arbitrable proceedings affecting any Seller Party or any of its respective Subsidiaries or affecting any of the Purchased Assets, Collateral or any of the other properties of such Seller Party before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an amount greater than the applicable Default Threshold against Seller, Pledgor or Guarantor, or (iii) individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

(i) No Outstanding Judgments. Except as disclosed in writing to Buyer prior to the Closing Date, any Purchase Date and from time to time, there are no judgments against any Seller Party unsatisfied of record or docketed in any court located in the United States of America, and Seller has no liens of any nature against it, except for the liens created in favor of Buyer under this Agreement or the other Transaction Documents.

(j) No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.

(k) Compliance with Law. Each Seller Party has complied in all material respects with all Requirements of Law, and no Purchased Asset contravenes any Requirements of Laws in any material respect. Except as disclosed in writing to Buyer prior to the Closing Date, any Purchase Date and from time to time, no Seller Party is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority. Neither Seller nor any Affiliate of Seller (a) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (b) is subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations. No properties presently or, solely during the period of Seller’s, Pledgor’s or Guarantor’s period of ownership or lease, previously owned or leased by any Seller Party, or to the Knowledge of any Seller Party, any of their respective predecessors, contain or previously contained any Materials of Environmental Concern that constitute or constituted a material violation of Environmental Laws or reasonably could be expected to give rise to material liability of any Seller Party thereunder. No Seller Party has Knowledge of any material violation, alleged violation, non-compliance, liability or potential liability of any Seller Party under any Environmental Law. Materials of Environmental Concern have not been released, on properties presently or previously owned or leased by Seller or any of its Affiliates, in violation of Environmental Laws or in a manner that reasonably would be expected to give rise to material liability of any Seller Party thereunder.

(l) Acting as Principal. Seller is engaging in the Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(m) No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of any Purchased Asset pursuant to any of the Transaction Documents.

(n) No Default. No Event of Default, or to Seller’s Knowledge, Default, has occurred and is continuing. No default or event of default (however defined) exists under any Indebtedness or other contractual obligations of Seller.

(o) No Decline in Market Value. Except as disclosed in writing to Buyer prior to the applicable Purchase Date, to Seller’s Knowledge, there are no facts or circumstances as of the Purchase Date that have caused or are reasonably likely to cause a decline in Market Value of any Purchased Asset.

(p) No Material Adverse Effect. Except as disclosed in writing to Buyer on or before the date hereof or prior to the Purchase Date for any Transaction, Seller has no Knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect.

(q) No Adverse Selection. No Purchased Asset under this Agreement has been selected by Seller so as to affect adversely the interests of Buyer.

(r) Full and Accurate Disclosure. All information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Seller Party to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole (to Seller’s Knowledge as of the date any such information, report, statement, exhibit, schedule or certificate was delivered to Buyer with respect to any such information, report, statement, exhibit, schedule or certificate prepared by, or in reliance on information provided by, a Person other than Seller or an Affiliate of Seller), do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein not misleading, in light of the circumstances under which they were made, or (in the case of projections) is or will be based on good faith estimates based upon assumptions believed to be reasonable at the time of preparation, on the date as of which such information is stated or certified, it being understood that such projections may vary from actual results and that such variances may be material.

(s) Financial Information. All written financial data concerning the Seller Parties or, to Seller’s Knowledge, the Purchased Asset and the other Collateral that has been delivered by or on behalf of any Seller Party to Buyer (in each case, other than financial estimates, forecasts and other forward-looking information), when taken as a whole (to Seller’s Knowledge as of the date such written financial data was delivered to Buyer with respect to any written financial data prepared by, or in reliance on information provided by, a Person other than Seller or an Affiliate of Seller) is true, correct and complete in all material respects. All financial data concerning the Seller Parties has been prepared fairly in accordance with GAAP consistently applied. All financial data concerning the Purchased Assets and the other Collateral that was prepared by Seller or its Affiliates has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no material adverse change in the financial position of the Seller Parties or, to Seller’s Knowledge, the Purchased Assets and the other Collateral or in the results of operations of any Seller Party which change is reasonably likely to result in a Material Adverse Effect.

(t) Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit III hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit III hereto as Seller may from time to time deliver to Buyer.

(u) Proper Names; Chief Executive Office/Jurisdiction of Organization. Seller’s exact legal name is set forth in the preamble and signature pages of this Agreement. Seller’s location (within the meaning of Article 9 of the UCC), chief executive office and the office where Seller keeps all records (within the meaning of Article 9 of the UCC) relating to the Purchased Assets is set forth on Exhibit I. Seller has not changed its name or location within the past twelve (12) months. Seller’s (a) organizational identification number is 10659092, (b) tax identification number is 87-1137341 and (c) Seller’s jurisdiction of organization is Delaware. Pledgor’s jurisdiction of organization is Delaware and Guarantor’s jurisdiction of organization is Delaware. Each of Seller, Pledgor and Guarantor shall provide Buyer with thirty (30) days advance notice of any change in its principal office or place of business or jurisdiction. None of Seller, Pledgor or Guarantor has a trade name. During the preceding five (5) years, none of Seller, Pledgor or Guarantor has been known by or done business under any other name, corporate or fictitious, and none of Seller, Pledgor or Guarantor has filed or had filed against it any bankruptcy receivership or similar petitions or made any assignments for the benefit of creditors. Seller is a one hundred percent (100)% direct and wholly-owned Subsidiary of Pledgor. The fiscal year of Seller is the calendar year. Seller has not guaranteed any Indebtedness of any other Person. Seller has no Subsidiaries.

(v) Representations and Warranties Regarding the Purchased Assets.

(i) Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person other than in accordance with this Agreement.

(ii) Each representation and warranty of Seller set forth in the Transaction Documents (including in Exhibit V applicable to the class of such Purchased Asset) and the Purchased Asset Documents with respect to each Purchased Asset are true and correct, except as otherwise disclosed in writing in a Requested Exceptions Report approved by Buyer in writing. Except as disclosed to Buyer prior to any Purchase Date, Seller has no Knowledge of any fact that could reasonably lead it to expect that any Purchased Asset will not be paid in full. Except as set forth in the related Purchased Asset Documents, no Purchased Asset is or has been the subject of any compromise, adjustment, extension, satisfaction, subordination, rescission, setoff, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Purchased Asset or otherwise, by Seller or any Affiliate of Seller, any Transferor, any Mortgagor, guarantor or any other Person. The purchase or origination of each proposed Purchased Asset was underwritten in accordance with and satisfies applicable standards established by Seller and Guarantor. None of the Purchased Asset Documents has any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than Buyer. If any Purchased Asset Document requires the holder or transferee of the related Purchased Asset to be a qualified transferee, qualified institutional lender or qualified lender (however defined), Seller meets such requirement. Assuming that Buyer also meets such requirement, the assignment and pledge of such Purchased Asset to Buyer pursuant to the Transaction Documents do not violate such Purchased Asset Documents. Seller and all Affiliates of Seller have sold and transferred all Servicing Rights with respect to the Purchased Assets to Buyer.

(w) Good Title to Purchased Asset. Immediately prior to the purchase of any Purchased Asset and other Collateral by Buyer from Seller, (i) such Purchased Asset and other Collateral are free and clear of any Lien or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC) (other than any such Lien or impediment to transfer that is released simultaneously with such purchase), (ii) such Purchased Asset and other Collateral are not subject to any right of set-off, any prior sale, transfer or assignment, or any agreement by Seller for Seller to assign, convey or transfer such Purchased Asset and other Collateral, in each case, in whole or in part, (iii) Seller is the beneficial owner of and, upon recordation of relevant assignment documents, shall be the record owner of, and had good and marketable title to, and the right to sell and transfer, such Purchased Asset and other Collateral to Buyer, and (iv) Seller has the right to sell and transfer such Purchased Asset and other Collateral to Buyer. Upon the purchase of any Purchased Asset and other Collateral by Buyer from Seller, Buyer shall be the sole owner of such Purchased Asset and other Collateral free from any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement.

(x) No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Collateral, (ii) no agreements on the part of Seller to issue, sell or distribute any Purchased Asset or other Collateral and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(y) Security Interest Matters.

(i) The provisions of the Transaction Documents are effective to either (x) constitute a sale of Collateral to Buyer (other than for United States federal, state and local income tax purposes more fully described in Section 22(i)) or (y) create in favor of Buyer a legal, valid and enforceable first priority “security interest” (as defined in Section 1- 201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral.

(ii) Upon possession by the Custodian or by a Bailee pursuant to a Bailee Letter of each Mortgage Note, Mezzanine Note or Participation Certificate, endorsed in blank by a duly authorized officer of Seller, Buyer shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Seller in such Mortgage Note, Mezzanine Note or Participation Certificate, as applicable.

(iii) Upon the filing of UCC financing statements in the Delaware Secretary of State’s Office, Buyer shall have a legal, valid, enforceable and fully perfected first priority security interest in that portion of the Collateral and the Pledged Collateral, as applicable, in which a security interest can be perfected under the applicable UCC by the filing of financing statements.

(iv) Upon execution and delivery of the Account Control Agreement, Buyer shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Seller in the Collection Account and all funds at any time on deposit therein.

(z) Solvency; No Fraudulent Transfer. Seller has, as of the Closing Date and each Purchase Date, access to adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller, as of the Closing Date and each Purchase Date, is generally able to pay and is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction are entered into in contemplation of insolvency or with actual intent to hinder, delay or defraud any of Seller’s creditors. As of each Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereto and the transfer and sale of related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of each Purchased Asset and other Collateral subject hereto. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(aa) Investment Company Act. No Seller Party is required to be registered as, or is Controlled by, an “investment company”, within the meaning of the Investment Company Act, or is otherwise required to register thereunder. Seller is exempt from the registration requirements of the Investment Company Act pursuant to an exemption other than the exemptions specified in Section 3(c)(1) and 3(c)(7) of the Investment Company Act.

(bb) Taxes. Seller has filed or caused to be filed all required U.S. federal, state, local and other material Tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes (whether or not shown on a return) which have become due and payable on or before the date hereof, including any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such Taxes as (i) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (ii) are de minimis in amount; no Tax liens have been filed against any of Seller’s assets and, to Seller’s Knowledge, no claims are being asserted in writing with respect to any such Taxes, fees or other charges.

(cc) ERISA. None of any Seller Party nor any ERISA Affiliate sponsors, maintains, contributes to, or has any liability or obligation (direct or contingent) with respect to any Plan in any case that could reasonably be expected to have a Material Adverse Effect.

(dd) Use of Proceeds; Margin Regulations; Regulation W. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System. The Seller shall not use the proceeds of any Transaction, directly or indirectly, either (x) to purchase any asset or securities from, or securities issued by, any Buyer’s “affiliate” as such term is defined in Regulation W of the Board of Governors of the Federal Reserve System, or (y) to invest in any fund advised by the Buyer or an affiliate thereof.

(ee) Ownership of Property. Seller does not own, and has not ever owned, any assets other than (A) the Purchased Assets and (B) such incidental personal property related thereto.

(ff) No Prohibited Persons. None of the funds or other assets of Seller or Guarantor constitute property of, or are, to the Knowledge of Seller, beneficially owned, directly or indirectly, by a Prohibited Person with the result that the investment in Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement by Buyer is in violation of law; to the Knowledge of Seller, no Prohibited Person has any interest of any nature whatsoever in Seller or Guarantor, as applicable, with the result that the investment in Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; to the Knowledge of Seller, none of the funds of Seller or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Seller or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the entering into this Agreement is in violation of law; to the Knowledge of Seller, neither Seller nor Guarantor has conducted or will conduct any business or has engaged or will engage in any transaction dealing with any Prohibited Person; and neither Seller nor Guarantor is a Prohibited Person or has been convicted of a felony or a crime which if prosecuted under the laws of the United States of America would be a felony. Seller agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to ensure compliance with the provisions hereof; provided however that nothing in this Section 10(ff) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

(gg) Sanctions. No Seller Party, no Subsidiary of any Seller Party and, to the Knowledge of any Seller Party, no director, officer, employee, agent or Affiliate of any Seller Party or any Subsidiary of a Seller Party is a Prohibited Person. Each Seller Party, its Subsidiaries and their respective directors, officers and employees and, to the Knowledge of any Seller Party, the agents of each Seller Party and its Subsidiaries, are in compliance with all applicable Sanctions. No Seller Party is located, organized or resident in a Sanctioned Country. Each Seller Party and its Subsidiaries have instituted, or remain subject to, policies and procedures reasonably designed to ensure compliance with applicable Sanctions.

(hh) Trading with the Enemy Act and Patriot Act; No Prohibited Persons. Each Seller Party and each of their respective Affiliates is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No Seller Party or any Subsidiary, officer, director, partner, member or, to the Knowledge of Seller, employee, of any Seller Party or of such Subsidiary, is an entity or person that is, or, to the Knowledge of Seller, is acting on behalf of, any Prohibited Person. Seller agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to ensure compliance with the provisions hereof (including, without limitation, compliance with the Patriot Act); provided, however, that nothing in this Section 10(hh) shall be construed as requiring Buyer to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder.

(ii) Insider. Seller is not an “executive officer,” “director,” or “person that directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than 10 percent of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375b or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary, of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(jj) Anti-Money Laundering Laws and Anti-Corruption Laws. Each Seller Party has complied with the Anti-Money Laundering Laws and Anti-Corruption Laws. Each Seller Party has established compliance programs reasonably designed to ensure compliance with the Anti-Money Laundering Laws and Anti-Corruption Laws, has conducted the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(kk) Ownership. Seller is and shall remain at all times a wholly owned direct or indirect subsidiary of Guarantor.

(ll) Tax Status. Seller is and shall remain a disregarded entity of a U.S. Person for U.S. federal income tax purposes.

(mm) Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes, computer systems and storage media and records related to the Collateral to the extent not held by another party pursuant to the Transaction Documents is its chief executive office.

(nn) Financial Statements. Seller has heretofore furnished to Buyer a copy, certified by its president or chief financial officer, of the Financial Statements for Guarantor for the fiscal quarter ended March 31, 2026, setting forth in each case in comparative form the figures for the previous period. All such Financial Statements are complete and correct and fairly present, in all respects, the consolidated and consolidating financial condition of each Seller Party and the consolidated and consolidating results of its operations as at such dates and for such monthly periods, all in accordance with GAAP. Since the end of the fiscal year referenced in such Financial Statements, there has been no material adverse change in the consolidated business, operations or financial condition of Guarantor from that set forth in said Financial Statements nor is Seller or Guarantor aware of any state of facts which (without notice or the lapse of time) would or could be reasonably likely to result in any such material adverse change or could have a Material Adverse Effect.

(oo) Intentionally Omitted.

(pp) No Reliance. Each Seller Party has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. No Seller Party is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(qq) Plan Assets. No Seller Party is an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, or a “plan” described in Section 4975(e)(1) of the Internal Revenue Code that is subject to Section 4975 of the Internal Revenue Code, or an entity whose assets are deemed to constitute “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”), and the Purchased Assets are not Plan Assets in such Seller Party’s hands, and transactions by or with any Seller Party are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA.

(rr) Purchased Assets Acquired from Transferors. With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (i) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement or assignment documents prior to the related Purchase Date, (ii) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (iii) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (iv) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, and (v) if Seller acquired the Purchased Asset from an Affiliate, other than with respect to Purchased Assets transferred (I) by an Affiliate of Seller to Guarantor and (II) by Guarantor to Seller (each pursuant to a sale and contribution agreement, master sale and contribution agreement or similar agreement, in each case, in form and substance satisfactory to Buyer in its sole discretion), Seller has delivered to Buyer such documentation as Buyer may request, in form and substance satisfactory to Buyer in its sole discretion, to evidence the true sale by such Affiliate of all of its right, title, and interest in and to the related Purchased Asset, including, without limitation, representations and warranties from such Affiliate substantively similar to those recited in (i) though (iv) above.

(ss) Unrelated Obligations. Seller has no contingent or actual obligations not related to the Purchased Assets.

(tt) Volcker Rule. Seller has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”), and is relying upon an exception or exemption from the registration requirements of the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act.

SECTION 11

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or a Transaction hereunder is in effect, Seller shall not without the prior written consent of Buyer, which may be granted or denied at Buyer’s sole and absolute discretion:

(i) take any action that would directly or indirectly impair or adversely affect Buyer’s title to any Purchased Asset or other Collateral;

(ii) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, including, without limitation, any effective transfer or other disposition as a result of a division of Seller pursuant to a Division or otherwise, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset or other Collateral to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset or other Collateral with any Person other than Buyer;

(iii) create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of Seller’s property, assets, revenue, the Purchased Assets or the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;

(iv) create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) to the extent the same would cause Seller to violate the covenants contained in this Agreement or Guarantor to violate the financial covenants contained in the Guaranty;

(v) enter into any transaction of merger or consolidation or amalgamation or division, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or sell all or substantially all of its assets (except in connection with the Transactions or the sale or securitization of the Purchased Assets in the ordinary course of Seller’s business after the repurchase thereof in accordance with this Agreement);

(vi) permit any action that would result in a Change of Control;

(vii) permit (through the giving of consent, waiver, failure to object or otherwise) any Mortgaged Property or Mortgagor to create, incur, assume or suffer to exist any Liens on any Mortgaged Property or Indebtedness, including without limitation, senior or pari passu mortgage debt, junior mortgage debt or mezzanine debt (in each case, unless expressly permitted by the applicable Purchased Asset Documents and excluding non-consensual Liens against any related Mortgaged Property);

(viii) with respect to any Purchased Asset, consent or assent to or permit any Material Modification of any related Purchased Asset Documents to occur without Buyer’s prior written consent;

(ix) permit the organizational documents of Seller to be amended in any material respect;

(x) after the occurrence and during the continuance of a monetary Default or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller; provided, however, that notwithstanding the foregoing, Seller shall be permitted to make Permitted REIT Distributions;

(xi) acquire or maintain any right or interest in any Purchased Asset or any Mortgaged Property relating to any Purchased Asset that is senior to, or pari passu with, the rights and interests of Buyer therein under this Agreement and the other Transaction Documents unless such right or interest becomes a Purchased Asset hereunder;

(xii) use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; and

(xiii) directly, or through a Subsidiary, acquire or hold title to any real property;

(xiv) sponsor, maintain, contribute to, or have any liability or obligation (direct or contingent) with respect to any Plan or permit any ERISA Affiliate to sponsor, maintain, contribute to, or have any liability or obligation (direct or contingent) with respect to, any Plan that could reasonably be expected to have a Material Adverse Effect;

(xv) engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under this Agreement, the Purchased Assets or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or substantially similar provisions under any other federal, state or local laws, rules or regulations;

(xvi) make any future advances under any Purchased Asset to any underlying obligor that are not expressly required by the related Purchased Asset Documents other than protective advances;

(xvii) seek its dissolution, liquidation or winding up, in whole or in part;

(xviii) (i) commence or prosecute any foreclosure proceeding, the exercise of any power of sale, the taking of a deed-in-lieu of foreclosure or other realization upon the security for any Purchased Asset; or (ii) in connection with any foreclosure or exercise of remedies relating to any Purchased Asset, take title to or otherwise obtain an ownership interest in any underlying Mortgaged Property, in each case, without Buyer’s prior written consent (not to be unreasonably withheld);

(xix) consent to, or grant of any waiver with respect to, any incurrence of additional debt by the Mortgagor or any mezzanine loan by any direct or indirect beneficial owner of the Mortgagor except pursuant to a Material Modification approved by Buyer;

(xx) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; Seller further covenants and agrees to deliver (from time to time) to Buyer any such certification or other evidence as may be requested by Buyer in its reasonable discretion, confirming that neither of Seller nor Guarantor has, to the Knowledge of Seller, engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person;

(xxi) use the proceeds of the Purchase Price or any other advance, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (i) to fund any activities or business of or with a Prohibited Person or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause the Buyer to be in breach of any Sanctions;

(xxii) cause any Purchased Asset to be serviced by any servicer other than a Servicer unless, in each case, expressly approved in writing by Buyer pursuant to Section 28 hereof;

(xxiii) enter into, amend, modify or waive in any material respect or terminate any provision of any Servicing Agreement (which affects Seller or the Purchased Assets), without the consent of Buyer in its sole and absolute discretion;

(xxiv) take any action, cause, allow, or permit any of Seller, Guarantor or any Subsidiary of Guarantor that is also a direct or indirect parent of Seller to be required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act, or to violate any provisions of the Investment Company Act, including Section 18 thereof or any rules or regulations promulgated thereunder;

(xxv) directly or indirectly, use, or permit Guarantor to use, the proceeds of any Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Anti-Corruption Laws;

(xxvi) notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, (i) Seller shall not enter into (or agree to enter into) any Division and (ii) none of the provisions in this Agreement nor any other Transaction Document, shall be deemed to permit any Division; or

(xxvii) make any election or otherwise take any action that would cause Seller to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

SECTION 12

AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that:

(a) Seller Notices.

(i) Material Adverse Effect. Seller shall promptly, but in no event later than two (2) Business Days after obtaining Knowledge thereof, notify Buyer of any fact, event or condition that Seller reasonably believes has had or could reasonably be expected to have Material Adverse Effect; provided however that nothing in this Section 12(a)(i) shall relieve Seller of its obligations under this Agreement.

(ii) Default or Event of Default. Seller shall promptly, but in no event later than two (2) Business Days after obtaining Knowledge of such event, notify Buyer of any Default or Event of Default.

(iii) Intentionally Omitted.

(iv) Purchased Asset Matters. Seller shall promptly (and in any event not later than two (2) Business Days, in the case of an event of default under clause (A) or any factor circumstance pursuant to clause (C), or five (5) Business Days otherwise, in any case, after obtaining Knowledge thereof) notify Buyer of: (A) any (1) monetary or material non-monetary default or (2) event of default under any Purchased Asset; (B) any facts or circumstances that are reasonably likely to cause, or have caused, a Mandatory Early Repurchase Event; or (C) any representation or warranty being untrue or incorrect.

(v) Litigation and Judgments. Seller shall promptly (and in any event not later than two (2) Business Days after obtaining Knowledge thereof) deliver to Buyer any notice of the commencement or threat in writing of, settlement of, or judgment in, any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving any Seller Party that (1) makes a claim or claims in an amount greater than the Default Threshold, (2) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby or (3) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect.

(vi) Corporate Change. Seller shall advise Buyer in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than 30 days prior to taking any such action.

(vii) Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws. Seller shall promptly (and in any event within two (2) Business Days after Knowledge thereof) notify Buyer of any violation of the representation and warranty contained in Section 10(ff), Section 10(gg), Section 10(hh), or Section 10(jj).

(viii) Unscheduled Principal Payment. Seller shall promptly notify Buyer of any pending or processed unscheduled Principal Payment (in full or in part).

(ix) Damage; Violations of Law. Seller shall promptly (and in any event not later than two (2) Business Days with respect to clause (B) and to the extent an event in clause (A) constitutes an event of default under a Purchased Asset, or five (5) Business Days otherwise, in any case after obtaining Knowledge thereof) deliver to Buyer notice of any of the following events: (A) with respect to any Purchased Asset or related underlying Mortgaged Property: material loss or damage, material licensing or permit issues, violation of Requirements of Law, discharge of or damage from Materials of Environmental Concern or any other actual or expected event or change in circumstances that, with respect to each of the foregoing, could reasonably be expected to result in a default or material decline in value or cash flow and (B) with respect to Seller: material violation of Requirements of Law;

(x) Other Material Changes. Seller shall promptly (and in any event not later than two (2) Business Days after obtaining Knowledge thereof) deliver to Buyer notice of any of the following events: (A) a material and adverse change in the insurance coverage of any Seller Party, with a copy of evidence of same attached; (B) any material change in accounting policies or financial reporting practices of any Seller Party; (C) upon Knowledge of any Lien or security interest (other than security interests created hereby or under any other Transaction Document) on, or claim asserted against, any of the Purchased Assets or the Collateral; and (D) any Change of Control;

(b) Reporting and Other Information. Seller shall provide, or to cause to be provided, to Buyer the following financial and reporting information:

(i) Purchased Asset Information. No later than the fifteenth (15th) day of each month, copies of property level information made available to Seller and all other required reports, rent rolls, financial statements (including, without limitation, cash flow statements), certificates and notices (including, without limitation, any notice of the occurrence of a default or an event of default under the Purchased Asset Documents) it receives pursuant to the Purchased Asset Documents relating to any Purchased Asset during the prior calendar month.

(ii) Monthly Purchased Asset Reports. No later than the fifteenth (15th) day of each month, a summary property performance report certified by such Seller for each Purchased Asset in a form acceptable to Buyer, which shall include, without limitation, net operating income, a debt service coverage ratio calculation, occupancy, revenue per available unit (for hospitality properties), sales per square foot (for retail properties) and the floating rate benchmark or index used to determine interest payments in respect of such Purchased Asset for the preceding calendar month. For any portfolio, the report shall include a summary of the performance of the portfolio on a consolidated basis.

(iii) Quarterly Reports. Within sixty (60) days after the end of each of the first three (3) quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheets of Guarantor as at the end of such period and the related unaudited, consolidated statements of income, partners’ capital and cash flows for Guarantor for such period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financial statements from the same quarter of the previous year), accompanied by an officer’s certificate of Guarantor that includes a statement of Guarantor that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to customary year-end audit adjustments) or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory and/or regulatory requirements; provided, that delivery under this clause (iii) (excluding the Covenant Compliance Certificate) may be satisfied by delivering a link to the applicable filing on the SEC’s website.

(iv) Annual Reports. Within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor as at the end of such fiscal year and the related consolidated statements of income, partners’ capital and cash flows for Guarantor for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit and shall state that said consolidated financial statements fairly and accurately present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such fiscal year or, if such financial statements being delivered have been filed with the SEC pursuant to the requirements of the Exchange Act, or similar state securities laws, presented in accordance with applicable statutory and/or regulatory requirements and delivered to Buyer within the same time frame as are required to be filed in accordance with such applicable statutory and/or regulatory requirements; provided, that delivery under this clause (iv) (excluding the Covenant Compliance Certificate) may be satisfied by delivering a link to the applicable filing on the SEC’s website.

(v) Covenant Compliance Certificate. Along with each delivery pursuant to clauses (iii) and (iv) above, a completed and executed Covenant Compliance Certificate.

(vi) Other Documentation. Within ten (10) Business Days after Buyer’s request therefor, Seller shall provide, or shall cause to be provided, to Buyer such other documents, reports and information as Buyer may reasonably request (A) with respect to the financial affairs of the Seller Parties, and (B) with respect to any Purchased Asset or the operation of any Mortgaged Property, in any case which is in Seller’s possession or control or is reasonably obtainable by Seller (without material cost).

(vii) Appraisals. Seller shall deliver to Buyer, together with the Purchased Asset information required to be delivered by Seller pursuant Section 12(b)(i) above, copies of any appraisals actually received from Mortgagors or obtained by Seller.

(c) Defense of Buyer’s Security Interest. Seller shall (i) defend the right, title and interest of Buyer in and to the Purchased Assets or the other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer) and (ii) at Buyer’s request, take all action Buyer deems necessary or desirable to ensure that Buyer will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings. In addition, with respect to each Purchased Asset, Seller shall take all action necessary or required by the Transaction Documents, the Purchased Asset Documents and each and every Requirement of Law, or requested by Buyer, to perfect, protect and more fully evidence the security interest granted in the Purchase Agreements and Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Purchased Asset Documents, including executing or causing to be executed (a) such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto, and (b) all documents necessary to both collaterally and absolutely and unconditionally assign all rights (but none of the obligations) of Seller under each Purchase Agreement, in each case as additional collateral security for the payment and performance of each of the Repurchase Obligations. Seller shall (a) not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien (other than, except with respect to any Purchased Asset, any Liens granted pursuant to a Transaction Document) on any Purchased Asset to or in favor of any Person other than Buyer, (b) defend the right, title and interest of Buyer in and to all Purchased Assets against the claims and demands of all Persons whomsoever. Seller shall comply with all requirements of the Custodial Agreement with respect to each Purchased Asset. Notwithstanding the foregoing, (i) if Seller grants a Lien on any Purchased Asset in violation of this Section 12(c) or any other Transaction Document, Seller shall defend such Purchased Asset against, and take such action as is necessary to remove, any such Lien, and be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default, and (ii) to the extent any additional limited liability company is formed by a Division of Seller (and without prejudice to Section 10 of this Agreement), Seller shall cause any such Division LLC to assign, pledge and grant to Buyer, for no additional consideration, all of its assets, and shall cause any owner of each such Division LLC to pledge all of the Equity Interests and any rights in connection therewith of each such Division LLC to Buyer, for no additional consideration, in support of all Repurchase Obligations in the same manner and to the same extent as the assignment, pledge and grant by Seller of all of Seller’s assets hereunder, and in the same manner and to the same extent as the pledge by Pledgor of all of Pledgor’s right, title and interest in all of the Equity Interests of Seller and any rights in connection therewith, in each case pursuant to the Equity Pledge Agreement. Seller shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement or any Servicing Agreement. Seller shall not make and shall not permit Servicer to make any Material Modification to any Purchased Asset or Purchased Asset Document, without the prior written consent of Buyer, as determined in its sole discretion. Seller shall use appropriate documentation to evidence the interests granted to Buyer hereunder. Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced. If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.

(d) Additional Rights. If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with, if applicable, an undated interest power covering such additional rights duly executed in blank to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions.

(e) Further Assurances. At any time from time to time upon the reasonable request of Buyer, at the sole expense of Seller, Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Buyer may deem reasonably necessary or desirable to (i) obtain or preserve the security interest granted hereunder, (ii) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date or in the future) and (iii) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request).

(f) Preservation of Existence; Compliance with Law; Licenses. Seller shall (i) preserve and maintain its legal existence, (ii) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, (iii) comply with its Governing Documents, including all special purpose entity provisions, and (iv) not modify, amend or terminate its Governing Documents. Seller shall (A) continue to engage in the same (and no other) general lines of business as presently conducted by it, (B) maintain and preserve all of its licenses, permits or other approvals necessary for the operation of its business and to perform its obligations under the Transaction Documents, (C) comply in all respects with all applicable Requirements of Law and (D) maintain Seller’s status as a qualified transferee, qualified lender or any similar term (however defined) under the Purchased Asset Documents. Seller shall not (x) change its name, organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office (as defined in the UCC) from the location referred to in Section 10(u), or (y) move, or consent to Custodian moving, the Purchased Asset Documents from the location thereof on the applicable Purchase Date for the related Purchased Asset, unless in each case Seller has given at least thirty (30) days prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets.

(g) Compliance with Transaction Documents. Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.

(h) Compliance with Other Obligations. Seller shall at all times comply with any agreements by which it is bound or to which its assets are subject to the extent non-compliance would be reasonably likely to have a Material Adverse Effect.

(i) Books and Record. Seller shall, and shall cause each other Seller Party to, at all times keep proper books of records and accounts in which full, true and correct (in all material respects) entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j) Taxes and Other Charges. Seller shall pay and discharge all income and other material Taxes, assessments, levies, liens and other charges imposed on it, on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such taxes, assessments, levies, liens and other charges which are being contested in good faith and by proper proceedings and against which adequate reserves have been provided in accordance with GAAP.

(k) Operations. Seller shall maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and shall furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information reasonably obtainable by Seller with respect to the Collateral and Collateral and the conduct and operation of its business.

(l) Responsibility for Fees and Expenses of Third Parties. Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank and Servicer.

(m) Future Advances. To the extent any future advance is required to be made pursuant to the Purchased Asset Documents with respect to any Purchased Asset, Seller shall be required to fund such future advance in accordance with such Purchased Asset Documents, regardless of whether Buyer agrees to fund an increase in the Purchase Price or the conditions for increasing the Purchase Price under this Agreement have been satisfied with respect to such future advance; provided that, for the avoidance of doubt, Seller funding such future advance shall not diminish Buyer’s obligations hereunder.

(n) True and Correct Information. All information, reports, exhibits, schedules, Financial Statements or certificates furnished in writing to Buyer hereunder by or on behalf of any Seller Party or any Affiliates thereof or any of their respective officers and during Buyer’s diligence of any Seller Party (other than information of a general economic or industry-specific nature) will be (to Seller’s Knowledge as of the date any such information, report, exhibit, schedule, Financial Statement or certificate is delivered to Buyer with respect to any such information, report, exhibit, schedule, Financial Statement or certificate prepared by, or in reliance on information provided by a Person other than Seller or an Affiliate of Seller) true and complete in all material respects and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required Financial Statements, information and reports delivered by Seller Party to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP, or as applicable to SEC filings, the appropriate SEC accounting requirements.

(o) Servicer Approval. Seller shall ensure that the Purchased Assets are serviced, subserviced and administered only by a Servicer approved in writing by Buyer.

(p) Intentionally Omitted.

(q) Intentionally Omitted.

(r) Sharing of Information. Without limiting the other rights of Buyer under this Agreement, following the occurrence and continuation of an Event of Default, Seller hereby allows and consents to Buyer, subject to applicable law, exchanging information related to each of Seller and each Seller Party, its credit, its mortgage loan originations and the Transactions hereunder with third-party lenders and facility providers (collectively, “Third Party Participants”), and Seller shall permit each Third Party Participant to share such similar information with Buyer.

(s) Acquisition of Mortgaged Property. If a Seller Party or any Affiliate acquires or maintains any right or interest in any Mortgaged Property that is related to a Purchased Asset that is junior to or pari passu with the rights and interests of Buyer therein under this Agreement and the other Transaction Documents, such Purchased Asset shall immediately be made subject to a Transaction hereunder.

(t) Delivery of Income. Each Servicer Notice shall require, and Seller shall cause Servicer to, transfer all Income for each Purchased Asset into the Collection Account in accordance with the applicable Servicer Notice and Section 5 of this Agreement. Seller and Servicer shall, in connection with each Principal Payment or prepayment under a Purchased Asset, provide or cause to be provided to Buyer sufficient detail to enable Buyer to identify the Purchased Asset to which such payment applies. If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request. If any Income is received by any Seller Party or any Affiliate of any Seller Party, Seller shall, subject to the applicable provisions of the related Servicing Agreement and the Servicer Notice, directly deposit such Income for deposit into the Collection Account within two (2) Business Days after receipt, and, until so deposited, hold such Income in trust for Buyer, segregated from other funds of Seller.

(u) Beneficial Ownership Certification. The Seller shall promptly give notice to Buyer of any change in the information provided in Seller’s Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

SECTION 13

SINGLE PURPOSE ENTITY COVENANTS

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller covenants that:

(i) Seller shall not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Purchased Assets and entering into and performing its obligations under the Transaction Documents and activities incidental thereto;

(ii) Seller shall own no assets, and shall not engage in any business, other than with respect to the Purchased Assets (including Eligible Assets which Seller intends to sell to Buyer subject to a Transaction hereunder), those Purchased Assets which have been repurchased from Buyer by Seller (provided that such Purchased Assets are transferred promptly to an entity other than Seller after such repurchase), and other assets incidental to the origination, acquisition, ownership, financing and disposition of the Purchased Assets;

(iii) Seller shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates (in each case, other than advances under the Purchased Assets (or Eligible Assets which Seller intends to sell to Buyer subject to a Transaction hereunder) to Mortgagors or otherwise in connection therewith);

(iv) Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets as the same shall become due and payable; provided that the foregoing shall not require any Person to make any capital contribution to Seller;

(v) Seller shall comply with the provisions of its organizational documents in all respects;

(vi) Seller shall do all things necessary to observe its organizational formalities and to preserve its separate existence;

(vii) Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of any other Person, including its Affiliates (except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet) and file its own tax returns, if any (except to the extent consolidation is required or permitted under Requirements of Law, such as in the case of a disregarded entity);

(viii) Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(ix) Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent; provided, that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller;

(x) Seller shall hold its assets in its own name, shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(xi) Seller shall not assume or guarantee the debts or obligations of any other Person and shall not hold itself out to be responsible for the debts or obligations of any other Person;

(xii) Seller shall not, without the prior unanimous written consent of its Independent Managers or Independent Directors, take any Material Action;

(xiii) Seller’s organizational documents shall provide that, at all times, Seller shall cause there to be at least one (1) Independent Manager or Independent Director;

(xiv) Seller’s organizational documents shall at all times provide that (a) Seller shall not, without the prior unanimous written consent of all of its Independent Managers or Independent Directors, take any Material Action; (b) no Independent Manager or Independent Director may be removed or replaced without Cause and unless Buyer is given at least five (5) Business Days prior written notice of the removal and/or replacement of any Independent Manager or Independent Director, together with the reasons for such removal and the name and contact information of the replacement Independent Manager or Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Manager or Independent Director and provided further, that any removal or replacement shall not be effective until the replacement Independent Manager or Independent Director has accepted his or her appointment; (c) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Delaware LLC Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Manager or Independent Director shall consider only the interests of Seller, including its creditors in acting or otherwise voting with respect to a Material Action; (d) except for duties to Seller as set forth in clause (c) above (including duties to Seller’s equity owners and its creditors solely to the extent of their respective economic interests in Seller but excluding (x) all other interests of the equity owners, (y) the interests of other Affiliates of Seller, and (z) the interests of any group of Affiliates of which Seller is a part), any Independent Manager or Independent Director of Seller shall not have any fiduciary duty to any Person bound by its organizational documents; (e) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (f) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Delaware LLC Act, an Independent Manager or Independent Director shall not be liable to Seller or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager or Independent Director acted in bad faith or engaged in willful misconduct. “Material Action” means, with respect to any Person, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of Seller, to admit in writing such Person’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing. “Cause” means, with respect to an Independent Manager or Independent Director, (w) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager or Independent Director’s duties as set forth in Seller’s organizational documents, (x) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager or Independent Director, (y) that such Independent Manager or Independent Director is unable to perform his or her duties as Independent Manager or Independent Director due to death, disability or incapacity, or (z) that such Independent Manager or Independent Director no longer meets the definition of Independent Manager or Independent Director;

(xv) Except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, Seller shall not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms substantially similar to those that would be available to unaffiliated parties in an arm’s length transaction;

(xvi) Seller shall maintain a sufficient number of employees (or obtain services to be performed by its Affiliates and/or their respective employees) in light of contemplated business operations, provided that Seller shall not be required to maintain any employees;

(xvii) Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(xviii) Seller shall not pledge its assets to secure the obligations of any other Person;

(xix) Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity;

(xx) Seller shall not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger or division into two (2) or more limited liability companies or other legal entities;

(xxi) Seller shall not have any of its obligations guaranteed by an Affiliate, except as provided by the Guaranty; and

(xxii) Seller shall not create, incur, assume or permit to exist any Indebtedness or Lien in or on any of its property, assets, revenue, the Purchased Assets or the other Collateral, whether now owned or hereafter acquired, other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Assets, and (C) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided however that any such trade payables incurred by Seller shall be paid within ninety (90) days of the date incurred unless the same are being contested in good faith and adequate reserves in respect of which are maintained.

SECTION 14

EVENTS OF DEFAULT; REMEDIES

(a) Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i) Payment Default. Seller shall fail to (i) repurchase any Purchased Asset upon the applicable Repurchase Date or (ii) timely pay any accrued and due Price Differential or any unpaid Margin Deficit following receipt of a Margin Deficit Notice or (iii) timely pay any amount payable to Buyer by it hereunder or under any other Transaction Document when it becomes due, whether by acceleration or otherwise under the terms of this Agreement or the other Transaction Documents and in the case of this clause (iii) only such failure shall continue within five (5) Business Days after written notice of such failure from Buyer.

(ii) Failure to Remit Principal Payment. Seller fails to remit (or cause to be remitted) to Buyer any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Section 5.

(iii) Failure to Pay Fees. Buyer shall fail to receive any Exit Fee, Extension Fee, Funding Fee or Release Fee as and when due.

(iv) Immediate Covenant Defaults. Seller shall fail to perform, comply with or observe any term, covenant or agreement applicable to Seller contained in (i) Section 10(ff), (gg), (hh) or (jj) (relating to certain regulatory covenants), (ii) Section 11 (Negative Covenants of Seller), (iii) Section 13 (Single Purpose Entity Covenants) or (iv) Sections 12(b) (Reporting and Other Information); 12(f)(i) (Preservation of Existence); unless, in the case of the foregoing clauses (iii) or (iv) hereof, (A) such failure is inadvertent and non-recurring and (B) Seller shall have cured such breach within five (5) Business Days after the earlier of (1) notice thereof from Buyer and (2) the date upon which Seller first obtains Knowledge of such breach or violation.

(v) Act of Insolvency. An Act of Insolvency occurs with respect to any Seller Party.

(vi) Inability to Perform. A Responsible Officer of Seller, Pledgor or Guarantor, as applicable, shall admit in writing in a public communication or in a legal proceeding its inability to, or its intention not to, perform any of Seller’s, Pledgor’s or Guarantor’s, as applicable, obligations under this Agreement or any Transaction Document; or

(vii) Transaction Documents. Either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim (other than the rights of Seller pursuant to this Agreement) of any of the Purchased Assets, (B) the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Assets or other Collateral or (C) any Transaction Document, any provision of the Transaction Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any lien, security interest or control granted under in connection with the Transaction Documents or Purchased Assets terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any Affiliate thereof, in each case directly, indirectly, in whole or in part;

(viii) Cross-Default. Any Seller Party shall be in default beyond all applicable notice, cure or grace periods under (i) any Indebtedness of such Seller Party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or (ii) any other material contract to which such Seller Party is a party which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract, in each case of clauses (i) and (ii), only to the extent the obligations in connection with such default exceed the applicable Default Threshold.

(ix) Recharacterization. Either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets and other Collateral or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to such Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Buyer in any of the Purchased Assets, and, in each case, such condition is not cured (which cure may include Seller repurchasing the applicable Purchased Asset) within three (3) Business Days following receipt of written notice thereof from Buyer;

(x) Governmental or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of any Seller Party, which suspension has a Material Adverse Effect as determined by Buyer in its sole discretion exercised in good faith.

(xi) Change of Control. A Change of Control shall have occurred without the prior written consent of Buyer.

(xii) Default under other Transaction Document. Any Event of Default with respect to Pledgor or Guarantor occurs and is continuing beyond any applicable notice or cure periods under the Equity Pledge Agreement or Guaranty, respectively.

(xiii) Representation or Warranty Breach. Any representation, warranty, covenant or certification made or deemed made herein or in any other Transaction Document by any Seller Party or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing by or on behalf of any Seller Party shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than MTM Representations and the Purchased Asset Representations; unless (i) Seller shall have made any such representations and warranties with Knowledge that they were materially false or misleading at the time made; or (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis), in each case, except as otherwise disclosed in writing in a Requested Exceptions Report approved by Buyer in writing, and unless such breach is reasonably susceptible to cure and Seller fails to cure the same within five (5) Business Days after the earlier of (i) notice of such breach to Seller from Buyer or (ii) Seller’s Knowledge thereof (provided, that any breach or failure to perform resulting from the willful misconduct or bad faith of any Seller Party shall not be susceptible to cure).

(xiv) Judgment. A final non-appealable judgment or judgments for the payment of money in excess of the applicable Default Threshold shall be rendered against Seller, Pledgor or Guarantor by one or more competent courts having jurisdiction over the same, and such judgment remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed by bonding over or other means reasonably acceptable to Buyer.

(xv) Intentionally Omitted

(xvi) Going Concern. Guarantor’s audited Financial Statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Guarantor or any Seller Party as a “going concern” or contain a reference of similar import; provided, however, that no Event of Default shall arise under this clause to the extent such qualification, limitation or reference results solely from the terms, structure or finite life of the applicable fund, partnership or other legal entity under its governing documents, and does not result from or reflect a material deterioration in the financial condition, liquidity or ability of Guarantor or the applicable Seller Party to pay its obligations;

(xvii) Affiliated Servicer Breach. The breach by any Servicer that is an Affiliate of any Seller Party of its obligation to deposit or remit any Income received by such Servicer in accordance with Section 5;

(xviii) Investment Company Act. Any Seller Party is required to register as an “investment company” (as defined in the Investment Company Act);

(xix) Actions Taken Without Required Consent of Buyer. Any Seller Party engages in any conduct or action where Buyer’s prior consent is required by any Transaction Document (other than as specifically otherwise referred to in this definition of “Event of Default”and the applicable Seller Party fails to obtain such consent; provided, however, such breach shall not constitute an Event of Default if (A) such breach is inadvertent, immaterial and non-recurring and (B) if such breach is susceptible of cure, Seller cures such breach within five (5) Business Days following the earlier of (x) Borrower obtaining Knowledge of such breach or (y) notice from Buyer of the same; provided, further, that any such breach resulting from the willful misconduct or bad faith of Seller or any Affiliate thereof shall not be susceptible to cure;

(xx) Failure to Deposit Income. Servicer or any Seller Party fails to deposit to the Collection Account all Income and other amounts as required by Section 5 of this Agreement, the Servicer Notice or any other provisions of this Agreement when due; provided that, in the case of a failure of any third party Servicer that is not an Affiliate of Seller to deposit any such amounts, Seller has not (x) cured the related default within two (2) Business Days after the date such deposit was due and (y) if requested by Buyer, replaced the related Servicer and related Servicing Agreement with a new Servicer and a new Servicing Agreement, in each case, acceptable to Buyer in its reasonable discretion within thirty (30) days, provided, that such thirty (30) day period shall be extended by up to an additional fifteen (15) days so long as Seller is diligently pursuing the replacement of such Servicer and related Servicing Agreement;

(xxi) Intentionally Omitted

(xxii) Material Modifications. Any Material Modification is made to any Purchased Asset or any Purchased Asset Document without the prior written consent of Buyer;

(xxiii) Intentionally Omitted

(xxiv) Division. Seller adopts, files, or effects a Division;

(xxv) Other Covenant Default. If any Seller Party shall breach or fail to perform any of the terms, covenants, obligations or conditions under any Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within five (5) Business Days after the earlier to occur of (x) notice to such Seller from Buyer and (y) such Person’s Knowledge thereof or, as to any breach or failure to perform which by its nature cannot be remedied with the payment of money and which is capable of being cured within thirty (30) days after the occurrence of such breach or failure, but not within five (5) Business Days, such longer period of time as is reasonably necessary to effectuate a cure, not to exceed thirty (30) days after the earlier of (x) notice of such breach or failure is given to Seller by Buyer and (y) such Person’s Knowledge thereof, so long as the applicable Seller Party is diligently acting to remedy such breach or failure during such period of cure. For the avoidance of doubt, any breach or failure to perform resulting from the gross negligence, willful misconduct or bad faith of any applicable Person or any Affiliate thereof shall not be susceptible to cure;

(xxvi) Plan Assets. The assets of any Seller Party constitute Plan Assets.

(b) Remedies. If an Event of Default occurs and is continuing, the following rights and remedies are available to Buyer; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

(i) At the option of Buyer, exercised by written or electronic notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, automatically and immediately upon the occurrence of an Act of Insolvency of a Seller Party), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).

(ii) If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section 14,

(A) Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section 14, (1) shall thereupon become immediately due and payable on and as of the Accelerated Repurchase Date and Buyer may, at Buyer’s option in its sole discretion, immediately terminate all Transactions pursuant to the Transaction Documents and terminate this Agreement and (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller hereunder;

(B) to the extent permitted by any applicable Requirements of Law, the Repurchase Price with respect to each such Transaction shall be increased to an amount equal to the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Pricing Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section 14 (decreased as of any day by (i) any amounts applied by Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section 14);

(C) all Income actually received by Buyer pursuant to Section 5 of this Agreement shall be applied in Buyer’s sole discretion to the aggregate unpaid Repurchase Obligations hereunder owed by Seller Parties; and

(D) the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets.

(iii) Upon the occurrence and during the continuance of one or more Events of Default, Buyer shall have the right to obtain (A) a physical transfer of the servicing of the Purchased Assets in accordance with a servicing transfer under Section 28(c) of this Agreement, and (B) physical possession of all files of Seller relating to the Purchased Assets and the Collateral and all documents relating to the Purchased Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller (including any servicer) and Seller shall deliver to Buyer such assignments as Buyer shall request. In addition, at any time thereafter Buyer may deliver to any Mortgagor, and any servicer, paying agent or similar Person with respect to any Purchased Asset (as applicable), a duly completed Notice to Mortgagor held by Custodian pursuant to Section 3(b)(i)(R) of this Agreement, and Buyer may complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank and Seller shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Seller contained in the Transaction Documents.

(iv) Buyer may immediately, at any time, and from time to time, exercise either of the following remedies with respect to any or all of the Purchased Assets: (A) sell (at a public or private sale and at such price or prices as Buyer may deem satisfactory) such Purchased Assets on a servicing-released basis and/or without providing any representations and warranties on an “as-is where is” basis, in a recognized market and by means of a public or private sale at such price or prices as Buyer accepts, and apply the net proceeds thereof in accordance with Section 5 of this Agreement, and/or (B) in Buyer’s sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to retain such Purchased Assets and give Seller credit against the Repurchase Price for such Purchased Assets (or if the amount of such credit exceeds the Repurchase Price for such Purchased Assets, to credit against Repurchase Obligations due and any other amounts (without duplication) then owing to Buyer by any other Person pursuant to any Transaction Document, in such order and in such amounts as determined by Buyer), in an amount equal to the market value of such Purchased Assets on the date of the related Event of Default. Until such time as Buyer exercises either such remedy with respect to a Purchased Asset, Buyer may hold such Purchased Asset for its own account and retain all Income with respect thereto. The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iv) shall be applied, (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default; (w) second, to actual, out-of-pocket damages incurred by Buyer in connection with Seller’s default (including, but not limited to, costs of cover and/or hedging transactions, if any), (x) third, to the Repurchase Price; (y) fourth, to any Breakage Costs and any other obligations of Seller to Buyer under the Transaction Documents; and (z) fifth, to return any excess to Seller.

(v) Seller shall be liable to Buyer and its Affiliates for (A) the amount of all reasonable legal fees of outside counsel or other out-of-pocket expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction), whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of outside counsel incurred in connection with or as a result of an Event of Default which is continuing, (B) damages in an amount equal to the cost (including all fees, expenses and commissions) of Buyer entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default which is continuing, (C) any other out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence and continuation of an Event of Default in respect of a Transaction, (D) any amount by which the Repurchase Obligations due to Buyer exceed the aggregate of the net proceeds and credits referred to in Section 14(b)(iv) of this Agreement, (E) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses of outside counsel, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (F) any costs and losses payable under Section 15(b) of this Agreement, and (G) any other actual loss, damage, cost or expense resulting from the occurrence of an Event of Default.

(vi) Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or any applicable Requirements of Law, including, without limitation, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(c) Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default that is continuing on such date and at any time thereafter without notice to Seller. All rights and remedies of Buyer under the Transaction Documents, including those specified in this Section 14, are cumulative and not exclusive of any other rights or remedies that Buyer may have and may be exercised at any time when an Event of

Default exists. Such rights and remedies may be enforced without prior judicial process or hearing. Seller agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length. Seller hereby expressly waives any defenses Seller might have to require Buyer to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or any other election of remedies.

(d) The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, the Buyer may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Income. The parties further acknowledge and agree that the market for the Purchased Assets and/or Collateral may not be liquid and as a result it may not be possible for Buyer to sell all of the Purchased Assets and/or Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner and agree that the Purchased Assets are of such a nature that they may decline rapidly in value, and may not have a ready or liquid market. Accordingly, Buyer shall not be required to sell more than one Purchased Asset on a particular Business Day, to the same purchaser or in the same manner. Buyer may determine whether, when and in what manner a Purchased Asset shall be sold, it being agreed that both a good faith public and a good faith private sale shall be deemed to be commercially reasonable. Accordingly, Buyer may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer. Subject to any applicable Requirements of Law, Buyer shall not be required to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, Buyer shall give notice to Seller of the remedies exercised by Buyer promptly thereafter. In view of the nature of the Purchased Assets and Collateral, Seller agrees that, subject to any applicable Requirements of Law, liquidation of any Purchased Asset and/or Collateral may be conducted in a private sale. Seller acknowledges and agrees that any such private sale may result in prices and other terms less favorable to Buyer than if such sale were a public sale, and notwithstanding such circumstances, agrees that, subject to any applicable Requirements of Law, any such private sale shall be deemed to have been made in a commercially reasonable manner. Seller further agrees that, subject to any applicable Requirements of Law, it would not be commercially unreasonable for Buyer to dispose of any Purchased Asset and/or Collateral by using internet sites that provide for the auction or sale of assets similar to the Purchased Assets and/or Collateral, or that have the reasonable capability of doing so, or that match purchasers and seller of assets.

(e) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses it might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives to the extent permitted by law any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Collateral, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(f) To the extent permitted by any applicable Requirements of Law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller become liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this Section 14(f) shall be at a rate equal to the Pricing Rate.

(g) Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

(h) Seller hereby appoints Buyer as attorney-in-fact of Seller for purposes of carrying out the Transaction Documents during the continuance of an Event of Default, including executing, endorsing and recording any instruments or documents and taking any other actions that Buyer deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.

(i) Buyer may, without prior notice to Seller, exercise any or all of its set-off rights including those specified in Section 15 of this Agreement and pursuant to any other Transaction Document. This Section 14(i) shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which Buyer is at any time otherwise entitled.

(j) All amounts in the Collection Account and all Income paid after the Accelerated Repurchase Date shall be retained by Buyer and applied in accordance with Section 5 of this Agreement.

SECTION 15

SET-OFF

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Seller hereby grants to Buyer, upon the occurrence and during the continuance of an Event of Default, a right of set-off, without notice to Seller, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer to Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received for the account of Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located). Buyer shall give written notice to Seller of any set-off effected under this Section 15 to the extent it is not prohibited from doing so by applicable law.

(b) If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 15 shall be effective to create a charge or other security interest. This Section 15 shall be without prejudice and in addition to any right of set- off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c) ANY AND ALL RIGHTS TO REQUIRE BUYER TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS OR ANY OTHER COLLATERAL THAT SECURE THE AMOUNTS OWING TO BUYER BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

SECTION 16

SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

SECTION 17

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, or (d) by electronic mail provided that such electronic mail notice must also be delivered by one of the means specified in (a), (b) or (c) above, to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 17. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery if on a Business Day, and otherwise on the next occurring Business Day, (x) in the case of registered or certified mail, the Business Day when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof. A party receiving a notice that does not comply with the technical requirements for notice under this Section 17 may elect to waive any deficiencies and treat the notice as having been properly given.

SECTION 18

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 19

NON-ASSIGNABILITY

(a) No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Buyer (which may be granted or withheld in Buyer’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Buyer shall be null and void ab initio.

(b) Buyer may, without consent of Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction to any Person; provided that, so long as no Event of Default has occurred and is continuing, (i) Buyer may not assign or participate any interest in this agreement to any Person that is (A) a Prohibited Transferee or (B) not a Qualified Transferee and (ii) so long as both (A) Buyer or its Affiliates retain any interest in the Transaction Documents and/or Transaction and (B) Buyer or its Affiliates remains in the business of entering into or participating in commercial real estate loan repurchase facilities, Buyer shall retain control over all decision making under the Transaction Documents, including without limitation approval of Eligible Assets, determination of Events of Default, Margin Deficits and delivery of Margin Deficit Notices, and approval of Material Modifications. In connection therewith, Buyer may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer. Seller agrees to cooperate with Buyer, at Buyer’s sole cost and expense, in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest.

(c) Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain at one of its offices in the United States, a copy of each such sale, transfer and assignment and assumption delivered to it and a register for the recordation of the names and addresses of Buyer and each permitted purchaser, transferee and assignee, as applicable, and the amounts (and stated interest) owing to, each purchaser, transferee and assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereunder shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer for all purposes of this Agreement. The Register shall be available for inspection by the Seller at any reasonable time and from time to time upon reasonable prior notice.

(d) Seller agrees that each participant shall be entitled to the benefits of Section 6(a)(ii) and Section 30 (subject to the requirements and limitations therein, including the requirements under Section 30(d) (it being understood that the documentation required under Section 30(d) shall be delivered to the participating Buyer)) to the same extent as if it were a Buyer and had acquired its interest by assignment; provided that such participant shall not be entitled to receive greater payments under Section 6(a)(ii) and Section 30, with respect to any participation, than its participating Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law that occurs after the participant acquired the applicable participation.

(e) If Buyer sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, it shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Purchased Assets (the “Participant Register”); provided that Buyer shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Transaction Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the register as the owner of such participation interest for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

SECTION 20

GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

SECTION 21

WAIVERS AND AMENDMENTS

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.

SECTION 22

INTENT

(a) The parties intend and acknowledge that (i) this Agreement together with each Transaction constitutes a single agreement; (ii) this Agreement and each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of the Bankruptcy Code (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, (iii) each Purchased Asset consisting of a Mortgage Loan or a Senior Interest in a Mortgage Loan constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code; (iv) all payments or other transfers hereunder have been made by, to or for the benefit of a “financial institution” as defined in Bankruptcy Code section 101(22), a “financial participant” as defined in Bankruptcy Code section 101(22A) or a “repo participant” as defined in Bankruptcy Code section 101(46), or a “master netting agreement participant” as defined in the Bankruptcy Code section 101(38B); and (v) the grant of the security interests in Section 8 constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. The parties further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b) This Agreement is intended to be a “repurchase agreement”, a “securities contract” and a “master netting agreement” within the meaning of Sections 546, 555, 559, 561, 362(b)(6), 362(b)(7) and 362(b)(27) of the Bankruptcy Code. The parties intend that each party (for so long as each is a “financial institution,” “financial participant,” “repo participant” or other entity listed in Sections 546, 555, 559, 561, 362(b)(6), 362(b)(7), or 362(b)(27) of the Bankruptcy

Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement”, a “securities contract” and a “master netting agreement.” The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to liquidate Purchased Assets delivered to it in connection with Transactions hereunder, or to set-off termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Sections 14 and 15 hereof is in each case a contractual right to cause or exercise such right as described in Sections 362(b)(6), 362(b)(7), 362(b)(27), 555, 559 and 561 of the Bankruptcy Code, as applicable. Any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” or a “settlement payment” as such terms are defined in Bankruptcy Code Section 741 or shall constitute transfers made by, to or for the benefit of a financial institution, financial participant, repo participant or master netting agreement participant within the meaning of Sections 546(e), 546(f) or 546(j) of the Bankruptcy Code.

(c) The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) The parties intend that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) The parties agree and acknowledge that if a party hereto is determined to be a “covered financial company” as such term is defined in Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Orderly Liquidation Authority”), then each Transaction hereunder is a “qualified financial contract,” a “repurchase agreement” and a “securities contract” as such terms are defined in the Orderly Liquidation Authority and any rules, orders or policy statements thereunder.

(f) Intentionally omitted.

(g) The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement or the servicing of the Purchased Assets shall be deemed “related to” this Agreement within the meaning of Section 741(7)(A) of the Bankruptcy Code and shall be deemed part of the “agreement” as such term is used in Section 101(47)(A) of the Bankruptcy Code.

(h) The parties intend and acknowledge that the pledge of the Related Credit Enhancement set forth in Section 7 to constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” and “provided in connection with” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

(i) Notwithstanding anything to the contrary in this Agreement, it is the intention of the parties that, for U.S. federal income tax purposes, each Transaction constitute a financing to Seller, and that Seller be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence for U.S. federal tax purposes (including, without limitation, on any and all filings with any U.S. Federal authority) and agree not to take any action inconsistent with such treatment.

SECTION 23

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of any Transaction in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to such Transaction;

(b) in the case of any Transaction in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the Exchange Act, SIPA will not provide protection to the other party with respect to such Transaction; and

(c) in the case of any Transactions in which one of the parties is a financial institution, funds held by the financial institution in connection with such Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

SECTION 24

CONSENT TO JURISDICTION; WAIVERS

(a) Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Nothing in this Section 24 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

SECTION 25

NO RELIANCE

Each of Seller and Buyer hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e) no joint venture exists between Buyer and any Seller Party pursuant to any Transaction Document; and

(f) it is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

SECTION 26

INDEMNITY AND EXPENSES

(a) Seller hereby agrees, within the time period set forth in the definition of “Margin Deadline” (and subject to the conditions set forth therein) following written demand from Buyer, to indemnify Buyer, Buyer’s Affiliates and each of its and their officers, directors, employees and agents (“Indemnified Parties”) for, and hold harmless from, any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including, without limitation, the reasonable out-of-pocket fees and expenses of outside counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Transactions, any Event of Default or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing, in each case, that does not result from the bad faith, gross negligence or willful misconduct of any Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, however, that the Indemnified Amounts shall not include any loss of profits, loss of revenue, consequential, indirect, or incidental damages arising out of or related to the Transaction Documents, in tort, contract, or otherwise (other than in respect of Indemnified Amounts due and payable by an Indemnified Party to a third party in connection with the Transaction Documents). Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any Environmental Law or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act that, in each case, does not result from the bad faith, gross negligence or willful misconduct of any Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller agrees to hold Buyer harmless from and indemnify Buyer from and against all Indemnified Amounts suffered by Buyer by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof party to the Transaction Documents of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from any Seller Party or any Affiliate thereof party to the Transaction Documents. The obligation of Seller hereunder is a recourse obligation of Seller. This Section 26(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Seller hereby agrees to pay or reimburse after written demand within the time period set forth in the definition of “Margin Deadline” (and subject to the conditions set forth therein) all of Buyer’s documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction (including underwriting, appraisal review and diligence costs), (iii) the ongoing administration of this Agreement and the other Transaction Documents and the any enforcement of any of the provisions of the Transaction Documents, any preservation of the Buyer’s rights under the Transaction Documents or any performance by Buyer of any obligations of Seller in respect of any Purchased Asset, or if an Event of Default has occurred and continuing, any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral or the Pledged Collateral, (iv) the custody, care or preservation of the Collateral or the Pledged Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise, (v) the maintenance of the Collection Account and the Servicer Account and registering the Collateral and the Pledged Collateral in the name of Buyer or its nominee, (vi) any default by Seller in repurchasing the Purchased Asset after Seller has given a notice in accordance with Section 3(e) of an Early Repurchase Date, (vii) any payment of the Repurchase Price for any Purchased Asset on any day other than a Remittance Date or conversion to a Benchmark Replacement in accordance with Section 6(b) on any day other than a Pricing Rate Determination Date (including in each case, without limitation, as a consequence of terminating any hedging transactions entered into by Buyer in relation to the Purchased Asset) (“Breakage Costs”), (viii) any actions taken and which are reasonably necessary to perfect or continue any lien created under any Transaction Document, (ix) Buyer owning any Purchased Asset or other Collateral other than any costs and expenses with respect to any Purchased Assets or other Collateral which are first incurred after Buyer has exercised its remedies under Section 14(b), in which case Buyer shall assume such obligations from and after such exercise of remedies, (x) any due diligence performed by Buyer in accordance with Section 27 and/or (xi) any the replacement of any Benchmark or the implementation of any Benchmark Replacement or Benchmark Replacement Conforming Changes in accordance with Section 6(b). All such expenses shall be recourse obligations of Seller to Buyer under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Seller absent manifest error.

(c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING INDEMNIFICATION OBLIGATIONS, TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PERSON, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW

OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION; PROVIDED, THAT, THE FOREGOING SHALL NOT LIMIT SELLER’S INDEMNIFICATION OBLIGATIONS TO BUYER OR ANY INDEMNIFIED PARTY (AS DEFINED IN SECTION 26(a)) IN RESPECT OF ANY DAMAGES ACTUALLY INCURRED OR PAID BY BUYER OR ANY INDEMNIFIED PARTY TO A THIRD PARTY. NO PARTY OR INDEMNIFIED PERSON SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY REPURCHASE DOCUMENT OR THE TRANSACTIONS.

(d) This Section 26 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

SECTION 27

DUE DILIGENCE

(a) Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, the Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior notice (but not less than one (1) Business Day, unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Buyer and any of its agents, representatives or permitted assigns to the offices of Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party. Seller acknowledges that Buyer has the right to either order or require Seller to order and deliver new Qualified Appraisals for any Mortgaged Property securing a Purchased Asset, in each case, at Seller’s expense, provided that, notwithstanding anything to the contrary herein, so long as no Credit Event with respect to the related Purchased Asset or Event of Default shall exist, Seller shall not be responsible for the costs of more than one (1) appraisal for any Mortgaged Property in any two (2) year period.

(b) Seller agrees that it shall, promptly upon reasonable request of Buyer, deliver (or shall cause to be delivered) to Buyer and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Buyer in accordance with Section 27(a).

(c) Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Buyer and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Section 27(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Buyer wishes to discuss with such Person.

(d) Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third-party underwriter designated by Buyer in writing in connection with such underwriting, including, but not limited to, providing Buyer and any third-party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof reasonably requested by Buyer in writing.

(e) Seller agrees to reimburse Buyer within ten (10) Business Days after receipt of an invoice thereof for any and all documented out-of-pocket costs and expenses (including, without limitation, the reasonable out-of-pocket fees and expenses of outside counsel) actually incurred by Buyer in connection with its continuing due diligence activities pursuant to this Section 27.

SECTION 28

SERVICING

(a) The parties hereto agree and acknowledge that the Purchased Assets are sold to Buyer on a “servicing released” basis and Buyer is owner of all Servicing Rights, servicing records, including, but not limited to the Servicing Agreement and any other servicing and/or subservicing agreement relating to the servicing of any or all of the Purchased Assets so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, Seller shall be granted a revocable license (which license shall automatically terminate (i) every thirty (30) days unless Buyer provides written notice to Seller that such license is extended for another thirty (30) days or (ii) upon the occurrence and continuance of an Event of Default) to cause each servicer or subservicer, as applicable (including, without limitation, Servicer) to service or subservice, as applicable, the Purchased Assets, and Seller shall, at Seller’s sole cost and expense, cause such servicer or subservicer (including, without limitation, Servicer) to service or subservice, as applicable, the Purchased Assets in accordance with the Servicing Agreements and this Section 28 and for the benefit of Buyer. Notwithstanding the foregoing, Seller shall not take any action or effect any Material Modification of any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer.

(b) The obligation of Servicer to service or subservice any of the Purchased Assets shall cease, at Buyer’s option, upon the earliest of (i) Buyer’s termination of such servicer in accordance with Section 28(c), (ii) Buyer not extending Seller’s revocable license in accordance with Section 28(a) or (iii) the transfer of servicing to any other servicer and the assumption of such servicing by such other servicer. Seller agrees to cooperate with Buyer in connection with any termination of Servicer. Upon any termination of such Servicer, if no Event of Default shall have occurred and be continuing, Seller shall at its sole cost and expense transfer the servicing of the effected Purchased Assets to another Servicer designated by Buyer as expeditiously as possible.

(c) Buyer has the right to designate each servicer of the Purchased Assets; the Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement; and, such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Transaction Documents. Buyer may, in its sole and absolute discretion, terminate Servicer or any other servicer or sub-servicer with respect to any Purchased Asset without payment of any penalty or termination fee, and appoint a replacement Servicer (i) upon the occurrence of a default by Servicer under the Servicing Agreement beyond the expiration of any applicable notice and cure periods, (ii) upon the occurrence of a default by Servicer under the Servicer Notice (if applicable) beyond the expiration of any applicable notice and cure periods or (iii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) through (iii), without payment of any penalty or termination fee.

(d) Seller shall not, and shall not permit Servicer to, employ any other servicer or sub-servicers to service the Purchased Assets without the prior written approval of Buyer, such approval not to be unreasonably withheld prior to the occurrence and continuance of a monetary or material non-monetary Default or any Event of Default (and provided that any such additional servicer or sub-servicer shall be subject to compliance with the terms and conditions of Section 28(e)). If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest (if any) in the servicing agreements with such sub-servicer to Buyer; provided that Servicer may delegate certain administrative functions to third parties without Buyer’s consent provided that such servicer shall at all times remain liable for such functions.

(e) Seller shall cause Servicer, pursuant to the Servicing Agreement, and any other servicer or sub-servicer, pursuant to such other applicable servicing agreement, as the case may be, to service the Purchased Assets, in each case in accordance with Accepted Servicing Practices. Seller shall cause Servicer (at the request of Buyer) and any other servicer or sub-servicer engaged by Seller to execute a Servicer Notice acknowledging Buyer’s security interest in the Purchased Assets and agreeing to remit all Income received with respect to the Purchased Asset to the Collection Account in accordance with Section 5 hereof or as otherwise directed by Buyer in accordance with the Servicer Notice.

(f) Seller agrees that Buyer is the owner of all servicing records relating to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to (or use commercially reasonable efforts to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(g) The payment of servicing fees shall be solely the responsibility of Seller and shall be subordinate to payment of amounts outstanding and due to Buyer under the Transaction Documents other than in respect of servicing fees related to any Purchased Asset for which Buyer has exercised its remedies under Section 14(b), if Buyer elects not to terminate the applicable Servicing Agreement, in which case Buyer shall assume the obligations of the owner under the applicable Servicing Agreement which first occur or arise after the date Buyer exercises its remedies under Section 14(b).

SECTION 29

MISCELLANEOUS

(a) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signature pages to any Transaction Document or certification delivered pursuant hereto delivered in electronic form (such as PDF) shall be considered binding with the same force and effect as original signatures.

(c) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(d) This Agreement, the Fee Letter and each Confirmation contain a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(e) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(f) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(g) Unless otherwise specifically enumerated, wherever pursuant to this Agreement Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole and absolute discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Buyer shall be final and conclusive.

(h) USA PATRIOT Act Notice. The Buyer hereby notifies each Seller Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Seller Party (and each beneficial owner thereof), which information includes the name and address of each Seller Party (and any beneficial owner) and other information that will allow such Buyer to identify each Seller Party (and any beneficial owner) in accordance with the Patriot Act.

SECTION 30

TAXES

(a) Any and all payments by or on account of any obligation of Seller under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 30), Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law.

(c) Seller shall indemnify Buyer, within 20 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 30(c)) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error. As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 30, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(d) Status of Buyer.

(i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, Buyer shall deliver to Seller, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 31(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Buyer’s reasonable judgment such completion, execution or submission would subject such Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer.

(ii) Without limiting the generality of the foregoing,

(A) if Buyer is a U.S. Person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies or originals of IRS Form W-9 (or any successor form) certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B) if the Buyer is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement, whichever of the following is applicable:

(1) in the case of a Buyer that is claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments characterized as interest for U.S. Tax purposes under any Transaction Document, executed copies or originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies or originals of IRS Form W-8ECI;

(3) in the case of a Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies or originals of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Buyer is not the beneficial owner, executed copies or originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Buyer is a partnership and one or more direct or indirect partners of such Buyer are claiming the portfolio interest exemption, such Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) if Buyer is not a U.S. Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies or originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D) if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification and provide such successor form to Seller, or promptly notify Seller in writing of its legal inability to do so.

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 30 (including by the payment of additional amounts pursuant to this Section 30), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 30 with respect to the Taxes giving rise to such refund), net of all out of pocket costs and expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 30(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 30(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 30(e) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Each party’s obligations under this Section 30 shall survive any assignment of rights by Buyer, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

SECTION 31

RECOGNITION OF U.S. SPECIAL RESOLUTION REGIMES

(a) If Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the other Transaction Documents, and any interest and obligation in or under this Agreement and/or the other Transaction Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the other Transaction Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) If Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the other Transaction Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the other Transaction Documents were governed by the laws of the United States or a state of the United States.

SECTION 32

ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS

(a) Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(b) As used in this Section 32 the following terms have the following meanings ascribed thereto: (i) “Affected Financial Institution” means (A) any EEA Financial Institution or (B) any UK Financial Institution; (ii) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution; (iii) “Bail-In Legislation” means (A) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (B) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings); (iv) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (z) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (v) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway or any other member state of the European Economic Area; (vi) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vii) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; (viii) “Resolution Authority” means an EEA Resolution Authority or, with respect to any

UK Financial Institution, a UK Resolution Authority; (ix) “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms; (x) “UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution and (xi) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 33.

CONFIDENTIALITY

(a) Each Seller Party shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Assets and/or any applicable terms of this Agreement (the “Confidential Information”). Seller Party understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each Seller Party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws.

(b) All information regarding the terms set forth in any of the Transaction Documents or the Transactions shall be kept confidential and shall not be disclosed by either party hereto to any Person except (i) to the Affiliates of such party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (ii) to the extent requested by any regulatory authority, stock exchange, government department, agency or self-regulatory authority, or required by Requirements of Law, (iii) to the extent required to be included in the financial statements of either party or an Affiliate thereof, (iv) to the extent required to exercise any rights or remedies under the Transaction Documents, Purchased Assets or Mortgaged Properties, (v) to the extent required to consummate and administer a Transaction, (vi) in the event any party is legally compelled to make pursuant to deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by court order of a court of competent jurisdiction and (vii) to any actual or prospective Participant or Assignee or actual or prospective hedging counterparty or credit insurance provider that agrees to comply with this Section 33(b).

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

BUYER:

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK BRANCH

By:	/s/ Alex Cabria
Name: Alex Cabria
Title: Managing Director

SELLER:

AB CRE PDF LENDING VI LLC, a Delaware limited liability company

By:	AB CRE PDF LENDING VI PLEDGOR LLC, its sole member

By:	AB Commercial Real Estate Private Debt Fund, LLC, its sole member

By:	/s/ Marguerite Brogan
Name: Marguerite Brogan
Title: Chief Financial Officer